UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐   Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12
WESTWOOD ONE, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Shareholders:

Enclosed with this letter is a Proxy Statement and proxy card for the Annual Meeting of Shareholders of Westwood One, Inc. (the “Company”) to be held on September 22, 2008 at 12:00 p.m. (noon), Pacific Time, at the Company’s offices located at 8965 Lindblade Street, Culver City, CA 90232-2689. A copy of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, which report contains consolidated financial statements and other information of interest with respect to the Company and its shareholders is also included with this mailing. Those of you who are receiving this document as part of the annual meeting package should note that the enclosed copy of our Form 10-K/A for the year ended December 31, 2007 is being provided as our most recent annual report. Due to the time between the filing of the 10-K/A and this proxy statement, the most current information about our directors and named executive officers is contained in this proxy statement.

The purpose of the Annual Meeting is to elect three directors, to ratify the appointment of the Company’s independent registered public accounting firm and to conduct such other business as may properly come before the meeting. At the Annual Meeting, the holders of Common Stock (including the holders of Preferred Stock on an as-converted basis), voting alone, will elect two independent members of the Company’s Board of Directors. Holders of the recently issued 7.5% Series A Convertible Preferred Stock will elect one non-independent member of the Company’s Board of Directors to serve as a Preferred Stock designee. Holders of the Common Stock (including the holders of Preferred Stock on an as-converted basis) and Class B Stock, voting together, will ratify the appointment of the Company’s independent registered public accounting firm, and consider and act upon such other business as may properly come before the meeting.

IT IS IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE PROVIDED POSTAGE-PAID ENVELOPE IF YOU DO NOT INTEND TO BE PRESENT AT THE MEETING. IF YOU DO LATER DECIDE TO ATTEND, YOUR PROXY WILL AUTOMATICALLY BE REVOKED IF YOU VOTE IN PERSON. ACCORDINGLY, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE PROXY CARD NOW IN ORDER TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

We appreciate your continued support.

Sincerely,

WESTWOOD ONE, INC.

Norman J. Pattiz
Chairman of the Board

August 18, 2008

GENERAL
ABOUT THE MEETING
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN 2007(1)
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
OPTIONS EXERCISED AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION(1)
DIRECTOR COMPENSATION
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SOLICITATION
SHAREHOLDER PROPOSALS FOR 2009
WHERE YOU CAN FIND MORE INFORMATION

40 West 57th Street
New York, NY 10019

Proxy Statement

GENERAL

This proxy statement (first mailed to shareholders on or about August 18, 2008) is furnished in connection with the solicitation of proxies by Westwood One, Inc., a Delaware corporation (the “Company” or “Westwood”), for use at the Annual Meeting of Shareholders of the Company to be held on September 22, 2008 at 12:00 p.m. (noon), Pacific Time, at the Company’s offices located at 8965 Lindblade Street, Culver City, CA 90232-2689, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, including consolidated financial statements and other information, accompanies this proxy statement but does not form a part of the proxy soliciting material.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders accompanying this proxy statement, including the election of directors, the ratification of the selection of the Company’s independent registered public accounting firm and such other business as may properly come before the meeting. In addition, management will report on the performance of the Company during 2007 and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on August 8, 2008, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. As of the record date, there were 101,344,709 shares of Common Stock of the Company (“Common Stock”) outstanding, excluding treasury shares, 291,722 shares of Class B Stock of the Company (“Class B Stock”) outstanding and 75,000 (convertible into 25,266,133 shares of Common Stock as of the record date) shares of 7.5% Series A Convertible Preferred Stock (“Preferred Stock”) outstanding. The holders of the Class B Stock are entitled to vote on all matters on which holders of Common Stock vote except for the election of Messrs. Ming and Nunez as directors of the Company, where the Common Stock votes separately as a class (together with the Preferred Stock on an as-converted basis) and the Class B Stock does not vote. The holders of Preferred Stock are entitled to vote on all matters on which holders of Common Stock vote, on an as-converted basis, as described below. When the holders of Preferred Stock are entitled to vote separately as a class (e.g., Preferred Stock director designees), the holders of Preferred Stock receive one vote for each share of Preferred Stock.

What are the voting rights of holders of the Company’s Common Stock, Class B Stock and Preferred Stock?

Under the Company’s certificate of incorporation, each holder of outstanding Common Stock is entitled to cast one (1) vote for each share of Common Stock held by such holder and each holder of Class B Stock is entitled to cast fifty (50) votes for each share of Class B Stock held by such holder on those matters on which the Class B stock is entitled to vote. Accordingly, on matters on which both the Common Stock and the Class B Stock are entitled to vote, holders of the Company’s Common Stock are entitled to an aggregate of 101,352,476 votes (71.8% of the voting power) and holders of the Company’s Class B Stock are entitled to an aggregate of 14,586,100 votes (10.3% of the voting power). Under the Company’s certificate of designations of 7.5% Series A Convertible Preferred Stock (“Certificate of

Designations”), effective as of June 19, 2008, each holder of outstanding Preferred Stock is entitled to cast one (1) vote for each share of Common Stock the Preferred Stock could be converted into pursuant to the terms of the Certificate of Designations. Thus, holders of the Company’s Preferred Stock are currently entitled to an aggregate of 25,266,133 votes (17.9% of the voting power) on matters where they vote on an as-converted basis with the Common Stock and the Class B stock. Such amount was determined by multiplying the 75,000 shares by the liquidation preference (i.e., $1,000 plus dividends that had accrued as of the record date) and dividing such amount by the $3.00/share conversion price. Of the foregoing capital stock, only the Common Stock is publicly traded. Holders of Common Stock will not have any rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the annual meeting.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date in order to gain entrance.

What constitutes a quorum?

With respect to the election of Messrs. Ming and Nunez, the presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock (including the voting power of the Preferred Stock on an as-converted basis) will constitute a quorum, permitting the shareholders to take action on those matters. With respect to the election of Mr. Weingarten who is a Preferred Stock designee, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Preferred Stock outstanding on the record date will constitute a quorum, permitting the holders of Preferred Stock to take action on that matter. With respect to all other matters to be voted on at the meeting, the presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock (including the voting power of the Preferred Stock on an as-converted basis) on an as-converted basis) and the Class B Stock outstanding on the record date will constitute a quorum, permitting the shareholders to take action on those matters.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.

How do I vote?

If you complete and properly sign and date the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be suspended if you attend the meeting in person and vote, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors of the Company (the “Board” or the “Board of Directors”). The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of the nominated directors; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2008.

Management is not aware of any matters, other than those specified above, that will be presented for action at the annual meeting, but if any other matters do properly come before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their discretion.

What vote is required to approve each item?

The affirmative vote of a majority of the votes represented in person or by proxy at the meeting and entitled to be cast will be required to approve each such matter. Other than with respect to the election of the directors, the Common Stock (including the holders of Preferred Stock on an as-converted basis) and the Class B Stock vote together as a class on the matters proposed. With respect to the election of Messrs. Ming and Nunez (independent director nominees), the Common Stock (including the holders of Preferred Stock on an as-converted basis) votes separately as a class and the Class B Stock does not vote. With respect to the election of Mr. Weingarten, the Preferred Stock designee to the Board, the Preferred Stock votes separately as a class and the Common Stock and Class B Stock do not vote. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some or all of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What is beneficial ownership?

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage of ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Information included herein for persons who beneficially own more than 5% of our Common Stock is based on information contained in the most recent Schedule 13D/13G filings and other filings made by such persons with the Securities and Exchange Commission (the “SEC”) as well as other information made available to the Company.

How much stock do the Company’s 5% shareholders own?

The following table shows the amount of the Common Stock, Class B Stock and Preferred Stock beneficially owned (unless otherwise indicated) by our largest shareholders (those who own more than 5% of the outstanding class of shares). For purposes of calculating the percentage ownership of each large shareholder, the Company used ownership holdings as of June 30, 2008. On such date, there were 101,352,476 shares of Common Stock outstanding and 291,722 shares of Class B Stock outstanding and 75,000 shares of Preferred Stock outstanding.

	Aggregate Number of Shares Beneficially Owned(1)
	Common Stock			Class B Stock		Preferred Stock
Name and Address of Beneficial Owner	Number		Percent	Number	Percent	Number		Percent

CBS Radio Network Inc., a subsidiary of CBS Radio Inc.	16,000,000	(2)	15.8%	–	–	–		–
1515 Broadway New York, NY 0036
Gores Radio Holdings, LLC	49,348,214	(3)	36.2%	–	–	75,000	(8)	100.0%
10877 Wilshire Blvd. 18th Floor Los Angeles, CA 90024
FMR LLC	5,203,777	(4)	5.1%	–	–	–		–
82 Devonshire Street Boston, MA 02109
Hotchkis and Wiley Capital Management, LLC	8,659,848	(5)	8.5%	–	–	–		–
725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017
Morgan Stanley & Co. Incorporated	5,546,632	(6)	5.5%	–	–	–		–
1585 Broadway New York, NY 10036
Barclays Global Investors, N.A.	5,337,771	(7)	5.3%	–	–	–		–
45 Fremont Street San Francisco, CA 94105

(1)	The persons in the table have sole voting and investment power with respects to all shares of Common Stock and Class B Stock, unless otherwise indicated. Tabular information for the entities listed above is based on information contained in the most recent Schedule 13D/13G filings and other filings made by such persons with the SEC as well as other information made available to the Company
(2)	These securities are owned by CBS Radio Network Inc., a wholly-owned subsidiary of CBS Radio Media Corporation, which in turn is a wholly owned subsidiary of CBS Radio Inc. (“CBS”), which in turn is a wholly-owned subsidiary of CBS Broadcasting, Inc. which in turn is a wholly owned subsidiary of Westinghouse CBS Holding Company, Inc., which in turn is a wholly owned subsidiary of CBS Corporation, but may also be deemed to be beneficially owned by: (a) NAIRI, Inc. (“NAIRI”), which owns approximately 76.4% of CBS Corporation’s voting stock, (b) NAIRI’s parent corporation, National Amusements, Inc. (“NAI”), and (c) Sumner M. Redstone, who is the controlling shareholder of NAI. As of March 3, 2008, CBS Radio Network Inc. has shared voting power and shared dispositive power with respect to 16,000,000 shares.
(3)	Includes the four-year warrants (issued in three tranches at exercise prices of $5.00, $6.00 and $7.00/share, respectively) to purchase 10,000,000 shares of Company common stock in the aggregate, which warrants are exercisable at any time prior to their expiration date (June 19, 2012) and 25,062,500 shares of Company common stock issuable as of June 30, 2008 upon conversion of the Preferred Stock held by Gores Radio Holdings, LLC (“Gores Radio”). Gores Radio is managed by The Gores Group, LLC. Gores Capital Partners II, L.P. and Gores Co-Invest Partnership II, L.P. (collectively, the “Gores Funds”) are members of Gores Radio. Each of the members of Gores Radio has the right to receive dividends from, or proceeds from, the sale of investments by Gores Radio, including the shares of Common Stock, the Warrants and the Preferred Stock in accordance with their membership interests in Gores Radio. Gores Capital Advisors II, LLC (“Gores Advisors”) is the general partner of the Gores Funds. Alec E. Gores is the managing member of The Gores Group, LLC. Each of the members of Gores Advisors (including The Gores Group, LLC and its members) has the right to receive dividends from, or proceeds from, the sale of investments by the Gores Entities, including the shares of Common Stock, the Warrants and the Preferred Stock in accordance with their membership interests in Gores Advisors. Under applicable law, certain of these individuals and their respective spouses may be deemed to be beneficial owners having indirect ownership of the securities owned of record by Gores Radio by virtue of such status. Each of the foregoing entities and the partners, managers and members thereof disclaim ownership of all shares reported herein in excess of their pecuniary interests, if any.

(4)	Of these shares, 5,053,774 are owned by Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, through one investment company, Fidelity Low Priced Stock Fund. As of December 31, 2007, each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, has sole voting power with respect to 0 shares and sole dispositive power with respect to 5,053,774 shares. The remaining 150,003 of these shares are owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly owned subsidiary of FMR LLC. As of December 31, 2007, each of Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, has sole voting power with respect to 150,003 shares and sole dispositive power with respect to 150,003 shares.
(5)	As of December 31, 2007, Hotchkis and Wiley Capital Management, LLC has sole voting power with respect to 5,216,048 shares and sole dispositive power with respect to 8,659,848 shares.
(6)	As of December 31, 2007, Morgan Stanley & Co. Incorporated has sole voting power with respect to 5,546,632 shares and sole dispositive power with respect to 5,546,632 shares. Such securities are beneficially owned by certain operating units of Morgan Stanley and its subsidiaries and affiliates.
(7)	Of these shares, 4,338,348 are owned by Barclays Global Investors, N.A. As of December 31, 2007, Barclays Global Investors, N.A. has sole voting power with respect to 4,036,101 shares and sole dispositive power with respect to 4,338,348 shares. The remaining 999,423 of these shares are owned by Barclays Global Fund Advisors, LLC. As of December 31, 2007, Barclays Global Fund Advisors, LLC has sole voting power with respect to 999,423 shares and sole dispositive power with respect to 999,423 shares.
(8)	Because the Preferred Stock is entitled to vote such number of shares to which it would be entitled as if such shares had been converted into common stock, the 75,000 shares of Preferred Stock are entitled, as of the record date, to 25,266,133 votes. Such amount was determined by multiplying the 75,000 shares by the liquidation preference (i.e., $1,000 plus dividends that had accrued as of the record date) and dividing such amount by the $3.00/share conversion price. Accordingly, as of the record date, Gores Radio’s preferred stock holdings represent 17.9% of the total voting power of the Company.

How much stock does the Company’s management, specifically named executive officers and directors officers own?

The following table shows the amount of the Common Stock and Class B Stock beneficially owned (unless otherwise indicated) by members of our management team, which include the current executive officers named in the Summary Compensation Table (the “named executive officers”), our directors, and our directors and named executive officers as a group. None of such individuals hold Preferred Stock. For purposes of calculating the percentage ownership of each large shareholder, the Company used ownership holdings as of June 30, 2008. As of June 30, 2008, there were 101,352,476 shares of Common Stock outstanding and 291,722 shares of Class B Stock outstanding. All numbers presented below include all shares which would be vested on, or exercisable by, a holder as of August 29, 2008, as beneficial ownership is deemed to include securities that a holder has the right to acquire within 60 days. As described elsewhere in this proxy statement, a holder of restricted stock only (i.e., not RSUs) is entitled to vote the restricted shares once it has been awarded such shares. Accordingly, all restricted shares that have been awarded, whether or not vested, are reported in this table of beneficial ownership, even though a holder will not receive such shares until vesting. This is not the case with RSUs or stock options that are not deemed beneficially owned until vesting.

	Aggregate Number of Shares
	Beneficially Owned(1)
	Common Stock		Class B Stock
Name of Beneficial Owner	Number	Percent(1)	Number	Percent

NAMED EXECUTIVE OFFICERS:
Norman J. Pattiz(2)	1,198,127	1.2%	291,710	99.9%
Thomas Beusse	100,000	*	–	–
Peter Kosann(3)	466,748	*	–	–
Andrew Zaref(4)(10)	13,203	*		–
Gary J. Yusko (10)(11)	100,000	*		–
David Hillman(5)	143,312	*		–
Paul Gregrey(6)	237,954	*		–
DIRECTORS AND NOMINEES:(7)
Albert Carnesale(8)	13,418	*	–	–
David L. Dennis(9)	255,628	*	–	–
Scott Honour(12)	–	*	–	–
Grant F. Little, III(8)	22,452	*	–	–
H. Melvin Ming(8)	19,033	*	–	–
Emanuel Nunez	–	*	–	–
Joseph B. Smith(9)	86,418	*	–	–
Mark Stone(12)	–	*	–	–
Ian Weingarten(12)	–	*	–	–
All Current Directors and Executive Officers as a Group (18 persons)(13)	2,656,293	2.6%	291,710	99.9%

*Represents less than 1% of the Company’s outstanding shares of Common Stock.

(1)	The persons in the table have sole voting and investment power with respects to all shares of Common Stock and Class B Stock, unless otherwise indicated. The numbers presented above do not include unvested and/or deferred RSUs which have no voting rights until shares are distributed in accordance with their terms. All dividend equivalents on vested RSUs and shares of restricted stock (both vested and unvested) are included in the numbers reported above. The percentage calculations listed above assumes the exercise of the warrants to purchase 10,000,000 shares of Common Stock issued to Gores Radio since such warrants are exercisable at any time.
(2)	Includes vested and unexercised stock options for 445,333 shares granted under the Company 1989 Stock Incentive Plan (the “1989 Plan”), the Company 1999 Stock Incentive Plan (the “1999 Plan”) and the Company 2005 Equity Compensation Plan (the “2005 Plan”). Includes 2,794 vested RSUs (including dividend equivalents) granted under the 2005 Plan. Also includes 450,000 Common Stock shares pledged by Mr. Pattiz to Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) in connection with a prepaid variable forward contract (the “Merrill Contract”) Mr. Pattiz entered into on September 27, 2004 with Merrill Lynch. Under the Merrill Contract, in exchange for a lump-sum cash payment of $7,182,000, Mr. Pattiz agreed to deliver upon the earlier of September 2009 or the termination of the Merrill Contract, a pre-determined number of shares of Company Common Stock pursuant to formulas set forth in the Merrill Contract. Mr. Pattiz may also settle the amount in cash. When Mr. Pattiz entered into the Merrill Contract in September 2004, he converted 411,670 of his shares of Class B Stock into Common Stock and pledged the aforementioned 450,000 shares of Company Common Stock. Also includes 300,000 shares of Company common stock held indirectly by the Pattiz Family Trust. Because each share of Class B Stock has 50 votes, as opposed to one vote for each share of Common Stock, Mr. Pattiz’s stock holdings represent 10.3% of the total voting power of the Company.
(3)	Includes 419,000 vested and unexercised options granted under the 1999 Plan and 2005 Plan. Mr. Kosann forfeited his vested and unexercised options and certain of his unvested RSUs and shares of restricted stock in connection with the termination of his employment on January 8, 2008. Mr. Beusse became the Company’s CEO on January 8, 2008.

(4)	Includes 339 shares of Common Stock held in the Company 401(k) account. Mr. Zaref forfeited his vested and unexercised options and his unvested RSUs and shares of restricted stock in connection with the termination of his employment as of July 12, 2007.
(5)	Includes 94,383 vested and unexercised options granted under the 1999 Plan and 2005 Plan and 27,911 unvested shares of restricted stock (including dividend equivalents) granted under the 2005 Plan. Includes 513 shares of Common Stock held in the Company 401(k) account.
(6)	Includes 186,200 vested and unexercised options granted under the 1999 Plan and 2005 Plan and 30,059 unvested shares of restricted stock (including dividend equivalents) granted under the 2005 Plan. Includes 921 shares of Common Stock held in the Company 401(k) account. As previously disclosed on a Form 8-K filed with the SEC on August 13, 2008, Mr. Gregrey was notified on August 7, 2008 that his employment was being terminated effective April 1, 2009, the date his employment agreement is scheduled to expire.
(7)	Does not include Norman J. Pattiz, Thomas Beusse and Peter Kosann, who are also named executive officers and listed with the other named executive officers.
(8)	Represents vested RSUs granted under the 2005 Plan. Does not include deferred and/or unvested RSUs which have no voting rights until shares are distributed in accordance with their terms.
(9)	Represents 93,000 (Dennis) and 73,000 (Smith) vested and unexercised stock options granted under the 1989 Plan, the 1999 Plan and/or the 2005 Plan. Does not include deferred and/or unvested RSUs which have no voting rights until shares are distributed in accordance with their terms.
(10)	As noted elsewhere in this proxy statement, Mr. Zaref’s employment with the Company was terminated on July 12, 2007 and Mr. Yusko became the Company’s CFO on July 16, 2007.
(11)	Includes 40,834 shares of unvested shares of restricted stock granted under the 2005 Plan and 25,000 vested and unexercised options granted under the 2005 Plan.
(12)	Each of Messrs. Honour, Stone and Weingarten disclaims beneficial ownership of the securities of the Company owned by Gores Radio, except to the extent of any pecuniary interest therein.
(13)	Steven Kalin and Andrew Hersam, who were appointed Chief Operating Officer and Chief Revenue Officer respectively, are included in the number (18) of executive officers described above. As such individuals were not appointed until May and July 2008, respectively, they were not “named executive officers” for fiscal year 2007.

How is the Board of Directors structured and what are the terms for each class of directors?

The Board of Directors is divided into three classes (Class I, II, and III), each class serving for three-year terms, which terms are staggered. The Board of Directors currently is comprised of eleven individuals. Only one class of directors is elected at each annual meeting. The Company’s certificate of incorporation provides that at least 33 1/3% of directors must be independent outside directors. Although one such independent director is nominated to the Board at the request of the Majority Preferred Holders (defined below), all such independent directors (other than as set forth below) are elected by holders of Common Stock (including the holders of Preferred Stock on an as-converted basis) voting alone as a class. The Company’s certificate of designations provides that as long as Gores Radio owns at least 50% of the Preferred Stock acquired by it on June 19, 2008, the holders of a majority of the outstanding shares of Preferred Stock (the “Majority Preferred Holders”) have the right to name three members to the Board (referred to herein as the Preferred Stock designees). Of such three directors, one has been named as a Class III director, one as a Class II director and one as a Class I director. The Majority Preferred Holders, voting alone as a class, elect the three Preferred Stock designees. The remaining members of the Board are elected by all shareholders voting together as a single class provided that holders of Common Stock (including the holders of Preferred Stock on an as-converted basis) have the right to elect one-fifth (1/5) of the total number of the directors (i.e., two directors) without the vote of holders of the Class B stock.

How many Board members are Independent under the listing standards of the New York Stock Exchange?

Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website (www.westwoodone.com — under the caption “Investor Relations”), the Board of Directors is required to affirmatively determine that a majority of the directors is independent under the listing standards of the New York Stock Exchange (the “NYSE”). In accordance with the Guidelines, the Board of Directors undertakes an annual review of director independence. During this review, the Board considers all transactions and relationships between each director or any member of his immediate family and the Company and its affiliates. The purpose of this review is to determine whether any such relationships or transactions are considered “material relationships” that would be inconsistent with a determination that a director is independent. The Board has not adopted any “categorical standards” for assessing independence, preferring instead to consider and disclose existing relationships with the non-management directors and the Company. The Board observes all criteria for independence established by the NYSE and other governing laws and regulations.

As a result of this review, the Board of Directors affirmatively determined that six directors are “independent” under the listing standards of the NYSE. The independent directors are Messrs. Carnesale, Dennis, Little, Ming, Nunez and Smith. In determining that these six directors are independent, the Board reviewed the NYSE corporate governance rules.

How does the Board select nominees for the Board?

With the exception of the Preferred Stock designees to the Board and the independent director nominee selected by the Majority Preferred Holders as described above, the Nominating and Governance Committee, which consists solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders, as stated in its Charter. While the Nominating and Governance Committee does not have a formal policy by which shareholder may recommend potential director candidates, a shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary or any member of the Nominating and Governance Committee by mail and include supporting materials the shareholder considers relevant to the potential candidate’s qualifications. Any correspondence mailed to the Company should include a clear and prominent notation that such contains a “Director Recommendation” and confirm the author is a shareholder. At a minimum, any shareholder nominee for director (including the independent director nominee selected by the Majority Preferred Holders) must satisfy the independence requirements of the New York Stock Exchange and possess the desired characteristics set forth in the Company’s Corporate Governance Guidelines.

Once a prospective nominee has been identified, the Nominating and Governance Committee, either with or without Board input, determines whether to conduct a full evaluation of the candidate. The preliminary determination is primarily based on the need for additional Board members to fill vacancies or to expand the size of the Board as well as a result of its review of the composition of the Board in light of the characteristics of independence, diversity, age, skills, experience, availability of service to Westwood One and other Board needs, including but not limited to audit committee financial expertise. After completing their evaluation, the Nominating and Governance Committee makes a recommendation to the full Board as to who should be nominated and the Board determines the nominee.

When identifying and/or recommending individuals to the Board for Board membership, the Nominating and Governance Committee is guided by the principle that such nominees should be individuals of accomplishment in their careers. Directors should exhibit the ability to make independent, analytical inquiries and demonstrate practical wisdom and mature judgment. The Nominating and Governance Committee strives to ensure directors possess the highest personal and professional ethics, integrity and values and will be committed to promoting the Company’s long-term interests. The Nominating and Governance Committee places a premium on individuals who have demonstrated expertise or experience with fields of interest which would further the Company’s business objectives, areas such as technology, advertising, college sports or weather programming. From time to time during the review and/or nomination process, the Nominating and Governance Committee will consult with outside directors and Company management and obtain feedback on their thoughts regarding potential candidates.

Who are the current Board members, what Board Committees do they serve on and what are their backgrounds and qualifications?

The directors and nominees for director of the Company are listed below, including their length of service, the committees on which they serve and their ages as of June 30, 2008.

					Committee Assignments
									Nominating and
Name		Director			Audit		Compensation		Governance
(I = Independent)	Age	Since	Class	Term Expires	Committee		Committee		Committee

Thomas F.X. Beusse	43	2008	I	2010
Albert Carnesale(I)	71	2005	II	2009						*
David L. Dennis(I)	59	1994	II	2009				*		**
Scott Honour (PS)	41	2008	II	2009
Grant F. Little, III(I)	43	2006	II	2009		**
H. Melvin Ming(I)	63	2006	III	2008		*		**
Emanuel Nunez(I) ***	49	2008	III	2008		*				*
Norman J. Pattiz	65	1974	I	2010
Joseph B. Smith(I)	80	1994	I	2010				*
Mark Stone (PS)	44	2008	I	2010
Ian Weingarten (PS)	36	2008	III	2008

* Member

** Chair

(I) — Independent

(PS) — Preferred Stock designee

*** —	Independent director nominated by Gores Radio but voted upon by shareholders as Mr. Nunez is an independent director.

The principal occupations and professional background of the eleven directors, including the three director nominees (Messrs. Ming, Nunez and Weingarten), are as follows:

Mr. Beusse — has been a director of the Company since his appointment as the Company’s President and CEO on January 8, 2008. Mr. Beusse served as the President of Time4 Media, a former division of Time Inc. from January 2006 to March 2007, at which time the division was sold by Time Inc. From March 2001 to October 2005, he held various positions at Rodale, Inc., ranging from Senior Vice President of Rodale Sports Group (March 2001 to November 2001) to President Men’s Health/Sports Content Group (December 2001 to December 2004) and President of Magazine Publishing until October 2005.

Dr. Carnesale — has been a director of the Company since August 3, 2005. Dr. Carnesale is Chancellor Emeritus and Professor at the University of California, Los Angeles (UCLA). He served as Chancellor of UCLA from July 1, 1997 through June 20, 2006. Prior to joining UCLA, Dr. Carnesale served for 23 years as Professor of Public Policy and Administration at Harvard University’s John F. Kennedy School of Government. During that period, Dr. Carnesale also served as Provost of the University (October 1994 — June 1997) and Dean of the Kennedy School (November 1991 — December 1995). Dr. Carnesale is a director of Teradyne, Inc.

Mr. Dennis — has been a director of the Company since May 24, 1994. Mr. Dennis is a founder and has been a principal of Evanston Advisors, Inc., a strategic advisory and consulting firm, since December 2007. Mr. Dennis has been a Managing Director of Pacific Venture Group, a healthcare venture capital firm, from November 2004 to July 2008. Mr. Dennis was a private investor and consultant from December 2002 to November 2004. Mr. Dennis served as Vice Chairman, Co-President, Chief Corporate Officer and Chief Financial Officer of Tenet Healthcare, a hospital owner and healthcare provider, from March 2000 through November 2002. Mr. Dennis served as Managing Director, Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation from April 1989 to February 2000.

Mr. Honour — has been a director of the Company since June 19, 2008. Mr. Honour joined Gores in 2002 and is currently Senior Managing Director of The Gores Group, LLC, which is the investment manager of Gores Capital

Partners L.P., Gores Capital Partners II, L.P. and their related investment entities, and the managing member of Gores Radio Holdings, LLC. Mr. Honour is responsible for originating and structuring transactions and pursuing strategic initiatives at Gores. From 2001 to 2002, Mr. Honour served as a Managing Director at UBS Warburg, where he was responsible for relationships with technology-focused financial sponsors, including Gores, and created the firm’s Transaction Development Group, which brought transaction ideas to financial sponsors, including Gores. Prior to joining UBS Warburg, Mr. Honour was an investment banker at Donaldson, Lufkin & Jenrette. Mr. Honour earned his B.S. in Business Administration and B.A. in Economics, cum laude, from Pepperdine University, and his M.B.A. from the Wharton School of the University of Pennsylvania with an emphasis in finance and marketing. Mr. Honour is also a director of various Gores portfolio companies.

Mr. Little — has been a director of the Company since March 14, 2006. Mr. Little is the Chief Executive Officer and Founder of Hudson Advisory Partners (“Hudson”). Founded in August 2005, Hudson assists companies and entrepreneurs on business and capital strategy with a long-term orientation and alignment of interests. Prior to Hudson, Mr. Little spent thirteen years (1987-2000) with Donaldson, Lufkin & Jenrette Securities Corporation in its investment banking division, until it was acquired by Credit Suisse First Boston (“CSFB”) in late 2000. Mr. Little was a Managing Director in the Investment Banking Division of CSFB based in Los Angeles from late 2000 to August 2005. He served as a consultant to CSFB until December 2005. During his investment banking career, Mr. Little worked with companies in various stages of development (start-up, high-growth, mature and restructuring), executed a multitude of products (e.g., capital raising including debt and equity in public and private markets, buy and sell-side M&A and restructurings) and worked with companies in a variety of industries (e.g., retail, manufacturing, healthcare, real estate, gaming and media) in executing their capital strategies.

Mr. Ming — has been a director of the Company since July 7, 2006. Since October 2002, Mr. Ming has been the Chief Operating Officer of Sesame Workshop, the producers of Sesame Street and other children’s educational media. Mr. Ming joined Sesame Workshop in 1999 as the Chief Financial Officer. Prior to joining Sesame Workshop, Mr. Ming was the Chief Financial Officer of the Museum of Television and Radio in New York from 1997 to 1999; Chief Operating Officer at WQED in Pittsburgh from 1994-1996; and Chief Financial Officer and Chief Administrative Officer at Thirteen/WNET New York from 1984 to 1994. Mr. Ming is a CPA and graduated from Temple University in Philadelphia, PA.

Mr. Nunez — has been a director of the Company since June 19, 2008. Mr. Nunez is currently an agent in the Motion Picture department of Creative Artists Agency (CAA), a talent and literary agency based in Los Angeles, where he is involved in the representation of actors, directors, production companies and film financiers with respect to transactions ranging from traditional talent employment and production arrangements, to the territorial sales of motion picture distribution rights worldwide, as well as the structuring of many international co-productions. Prior to joining CAA in 1991, Mr. Nunez was at International Creative Management (ICM) and was an attorney for an entertainment law firm in Los Angeles. In 2006, Nunez was named a Commissioner for the Latin Media & Entertainment Commission, an organization that advises the Mayor of New York City on strategic business development of the Latin Media and Entertainment Industry. Mr. Nunez holds a J.D. from the Pepperdine University School of Law and a B.S. from Rutgers University.

Mr. Pattiz — founded the Company in 1974 and has held the position of Chairman of the Board since that time. He also was the Company’s Chief Executive Officer until February 3, 1994. From May 2000 to March 2006, Mr. Pattiz served on the Broadcasting Board of Governors (BBG) of the United States of America, which oversees all U.S. non-military international broadcast services. As chairman of BBG’s Middle East Committee, Mr. Pattiz was the driving force behind the creation of Radio Sawa and Alhurra Television, the U.S. Government’s Arabic-language radio and TV services to the 22 countries of the Middle East. Mr. Pattiz has served as a Regent of the University of California since September 2001, and chairs the Regents Oversight Committee of the Department of Energy Laboratories. He also serves on the Board of the Annenberg School of Communication at the University of Southern California, the Board of Trustees of the Museum of Television & Radio and is past president of the Broadcast Education Association. He is a member of the Council on Foreign Relations and the Pacific Council on International Policy.

Mr. Smith — has been a director of the Company since May 24, 1994. He was previously a director of the Company from February 1984 until February 3, 1994. Since April 1993, Mr. Smith has been the President of Unison Productions, Inc., through which he serves as an industry consultant involved in a number of projects in the entertainment business.

Mr. Stone — has been a director of the Company since June 19, 2008. Mr. Stone is currently President, Gores Operations Group, and Senior Managing Director of The Gores Group, LLC, which is the investment manager of Gores Capital Partners L.P., Gores Capital Partners II, L.P. and their related investment entities, and the managing member of

Gores Radio Holdings, LLC. Mr. Stone has responsibility for Gores’ worldwide operations group, oversight of all Gores portfolio companies and operational due diligence efforts. Mr. Stone joined Gores in 2005 from Sentient Jet, a provider of private jet membership, where he served as CEO from 2002 to 2004. Prior to Sentient Jet, from 1998 to 2002, Mr. Stone served as CEO of Narus, a global telecommunication software company and from 1997 to 1998, as CEO of Sentex Systems, an international security and access control manufacturing company. Mr. Stone holds an MBA in Finance and Multinational Management from The Wharton School and a B.S. in Finance with Computer Science and Mathematics concentrations from the University of Maine. Mr. Stone is also a director of various Gores portfolio companies.

Mr. Weingarten — has been a director of the Company since June 19, 2008. Mr. Weingarten is currently a Managing Director of The Gores Group, LLC, which is the investment manager of Gores Capital Partners L.P., Gores Capital Partners II, L.P. and their related investment entities, and the managing member of Gores Radio Holdings, LLC. Prior to joining The Gores Group in 2002, Mr. Weingarten was a director at UBS Investment Bank. Prior thereto, Mr. Weingarten was an investment professional at Apollo Management, L.P. as well as a private investment firm investing capital for two high net worth families. Mr. Weingarten was previously a member of the mergers & acquisitions group within the investment banking division at Goldman Sachs & Co. Mr. Weingarten graduated summa cum laude from The Wharton School of the University of Pennsylvania, with a B.S. in Economics and a dual concentration in Finance and Entrepreneurial Management. Mr. Weingarten is also a director of various Gores portfolio companies and is a member of the Board of Governors at Cedars-Sinai Medical Center.

What committees has the Board established and what are the roles of the Committees?

The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board has adopted a written charter for each of the committees. The full text of each such charter and the Company’s Corporate Governance guidelines are available on the Company’s website at www.westwoodone.com and are available in print free of charge to any shareholder upon request. Committee membership is composed entirely of non-employee, independent members of the Board of Directors, such determination of independence having been made pursuant to NYSE listing standards. Under their respective charters, each of these committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel.

The Audit Committee

The current members of the Audit Committee are Messrs. Little (Chair), Ming and Nunez. Mr. Greenberg served as a member of the Audit Committee during fiscal year 2007 and part of fiscal year 2008 until his resignation on June 19, 2008. Mr. Smith served as a member of the Audit Committee during fiscal year 2007 until his resignation on September 13, 2007. Pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and the NYSE listing standards, the Board has determined that Messrs. Little, Ming and Nunez meet the requirements of independence proscribed thereunder. In addition, the Board has determined that each of Messrs. Little and Ming is an “audit committee financial expert” pursuant to SOX and the NYSE listing standards. For further information concerning Mr. Little’s and Mr. Ming’s qualifications as an “audit committee financial expert,” see “Who are the current Board members, what Board Committees do they serve on and what are their backgrounds and qualifications?” above.

The Audit Committee is responsible for, among other things, the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; reviewing with the independent registered public accounting firm the scope of the audit plan and audit fees; and reviewing the Company’s financial statements and related disclosures. The Audit Committee meets separately with senior management of the Company, the Company’s General Counsel, the Company’s internal auditor and its independent registered public accounting firm on a regular basis. For additional information on the Audit Committee’s role and its oversight of the independent registered public accounting firm during 2007, see “Report of the Audit Committee.” There were nine meetings of the Audit Committee in 2007.

The Compensation Committee

The current members of the Compensation Committee are Messrs. Ming (Chair), Dennis and Smith. Mr. Greenberg served as a member of the Compensation Committee during fiscal year 2007 and part of fiscal year 2008 until his resignation on June 19, 2008. Each of the members of the Committee is independent within the meaning of the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Committee has the following responsibilities pursuant to its Charter (a copy of which is available on the Company’s website at www.westwoodone.com):

•	Establish, oversee and recommend to the Board the implementation of overall compensation policies for executive officers as well as for compensation provided to officers and the Chairman of the Board;

•	Review and approve corporate goals and objectives relative to the compensation of executive officers;

•	Review the results of and procedures for the evaluation of other executive officers by the Chief Executive Officer;

•	At the direction of the Board, establish compensation for the Company’s non-employee directors; and

•	Oversee the administration of all qualified and non-qualified employee compensation and benefit plans, including stock incentive plans.

In carrying out its responsibilities, the Committee is authorized to engage outside advisors to consult with the Committee as it deems appropriate. There were seven meetings of the Compensation Committee in 2007.

The Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Dennis (Chair), Carnesale and Nunez. Mr. Greenberg served as a member of the Nominating and Governance Committee during fiscal year 2007 and part of fiscal year 2008 until his resignation on June 19, 2008. Each member of the Nominating and Governance Committee meets the independence requirements of the NYSE. The Nominating and Governance Committee is responsible for overseeing the development and implementation of the Company’s policies and practices with regard to corporate governance. The Nominating and Governance Committee is charged with recommending possible qualified candidates to the Board for election as directors of the Company and to recommend a slate of directors that the Board proposes for election by shareholders at the annual meeting. The Nominating and Governance Committee will also consider, at meetings of the Nominating and Governance Committee, those recommendations by shareholders that are submitted, along with biographical and business experience information, to the Nominating and Governance Committee at the Company’s principal executive office. There was one meeting of the Nominating and Governance Committee in 2007.

The Board may from time to time, establish or maintain additional committees as necessary or appropriate.

How often did the Board meet during 2007?

The Board met eight times during 2007. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he or she served. The Board also meets in non-management executive sessions and has selected Mr. Dennis as presiding director for the non-management executive sessions. All directors are expected to attend the Company’s Annual Meeting of Shareholders, and all 9 of the 9 then-current directors were present at the 2007 Annual Meeting of Shareholders held in February 2008. The Company does not have a written policy with regard to attendance of directors at the Annual Meeting of Shareholders.

Does the Company have a Code of Ethics?

The Company has a written policy entitled “Code of Ethics” that is applicable to all employees, officers and directors of the Company. In addition to its Code of Ethics, the Company has a Supplemental Code of Ethics for its Chief Executive Officer and Chief Financial Officer. Both the Code of Ethics and the Supplemental Code of Ethics are available on the Company’s website (www.westwoodone.com) and are available in print at no cost to any shareholder upon request by contacting the Company at (212) 641-2000 or sending a letter to 40 West 57th Street, 5th Floor, New York, NY 10019, Attn: Secretary.

How can shareholders and/or other interested parties communicate with directors, as a group or individually?

The Board has established a process for shareholders and/or other interested parties to communicate with Board members by email or regular mail. Shareholders and/or other interested parties may contact any of the directors, as a group (e.g., particular Board committee or non-management directors only) or individually (e.g., the presiding director of the non-management directors only), by regular mail by sending correspondence to Westwood One, Inc.,

40 West 57th Street, 5th Floor, New York, NY 10019. Any envelope mailed to the Company should include a clear and prominent notation stating to whom the letter enclosed in the envelope is to be forwarded (i.e., non-management directors, as a group or individually, or to the directors, as a group or individually or to the presiding director of the non-management directors). Shareholders and/or other interested parties may also contact directors and non-management directors by sending an e-mail to dir@westwoodone.com, or to nonmanagdir@westwoodone.com, respectively. All correspondence is reviewed by the Office of the General Counsel prior to its being distributed to the parties indicated on such correspondence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

What is the Company’s policy and/or procedure for the review, approval or ratification of related party transactions?

While the Company does not have a written policy outlining such, it is the Company’s practice to review all transactions with its related parties (referred to herein as “related party transactions”) as they arise. Related parties are identified by the finance, accounts payable and legal departments, who, among other things, review questionnaires submitted to the Company’s directors and officers on an annual basis, monitor Schedule 13Ds and 13Gs filed with the SEC, review employee certifications regarding code of ethics and business conduct which are updated annually, and review CBS Radio’s listings of affiliates that CBS Radio provides to the Company or files with the SEC. Any related party transaction is reviewed by either the Office of the General Counsel or Chief Financial Officer, who examines, among other things, the approximate dollar value of the transaction and the material facts surrounding the related party’s interest in, or relationship to, the related party transaction. With respect to related party transactions that involve an independent director, such parties also consider whether such transaction affects the “independence” of such director pursuant to applicable rules and regulations, including those of the NYSE and the Company’s corporate governance rules. Customarily, the Chief Financial Officer must approve any related party transaction, however, if after consultation, the General Counsel and Chief Financial Officer determine a related party transaction is significant, the transaction is then referred to the Board for its review and approval.

While the foregoing procedures are not in writing, the Company did have written procedures regarding transactions with its manager, CBS Radio, in the Management Agreement between the Company and CBS Radio (the “Management Agreement”), which terminated on March 3, 2008, but was in effect for all of fiscal year 2007. Under the terms of the Management Agreement, all transactions (other than the Management Agreement and Representation Agreement (as described below), which agreements were ratified by the Company’s shareholders) between the Company and CBS Radio or its affiliates had to be on a basis that is at least as favorable to the Company as if the transaction were entered into with an independent third party. In addition, subject to specified exceptions, all agreements between the Company and CBS Radio or any of its affiliates had to be approved by the Company’s Board. Such exceptions included, among others, new or special programming agreements not requiring compensation; the renewal of existing agreements on the same or better terms or affiliation agreements involving compensation terms consistent with those of non-affiliates of CBS Radio involving annual payments of less than $500,000.

Did the Company participate in any related party transactions in 2007, or does the Company contemplate being a participant in any related party transaction in 2008?

Except for the transactions with CBS Radio and Gerald Greenberg described below, the Company is not aware of any transaction entered into in 2007, or any transaction currently proposed, in which a related person has, or will have, a direct or indirect material interest.

CBS Radio.  On March 3, 2008, the Company closed the Master Agreement with CBS Radio which documents a long-term arrangement between the parties through March 31, 2017. On that date, the Management Agreement and CBS Representation Agreement terminated and the CBS warrants described below were cancelled. Also, on January 8, 2008 and March 3, 2008, respectively, two employees of CBS Radio who served on the Company’s Board during 2007 (Messrs. Kosann and Berger) resigned as directors of the Company. As of March 3, 2008, CBS Radio beneficially owned 16 million shares of the Common Stock of the Company (the same number of shares it held through 2007). During 2007 and continuing in 2008, a number of CBS Radio’s radio stations are affiliated with the Company’s radio networks and the Company purchases several programs from CBS Radio.

During fiscal year 2007, when the Management Agreement was still in place, CBS Radio provided to the Company the services of a chief executive officer and a chief financial officer. Pursuant to the Management Agreement, the

Company was obligated to pay to CBS Radio an annual base fee (which base fee was $3,000,000, effective April 1, 2004) subject to an annual increase by a percentage amount equal to the increase based on a specified consumer price index. The expense associated with the Management Agreement in 2007 was approximately $3,394,000.

In addition, under the Management Agreement, the Company was obligated to pay to CBS Radio incentive bonus compensation in an amount equal to 10% of the amount by which the Company’s operating cash flow exceeds a target amount for the applicable year, subject to certain adjustments. The Company was also required to reimburse CBS Radio for certain out-of-pocket expenses incurred by CBS Radio in performing the services contemplated by the Management Agreement consistent with past practice. CBS Radio did not earn an incentive bonus in fiscal year 2007 as targeted cash flow levels were not achieved.

As additional compensation to CBS Radio under the Management Agreement, CBS Radio was granted seven warrants to purchase an aggregate 4,500,000 shares of the Company’s Common Stock (comprised of two warrants to purchase 1,000,000 Common Stock shares per warrant and five warrants to purchase 500,000 Common Stock shares per warrant). Of the seven warrants issued, the two one million share warrants had an exercise price of $43.11 and $48.36, respectively, and became exercisable if (A) if the average price of the Company’s Common Stock reaches a price of $64.67 and $77.38, respectively, for at least 20 out of 30 consecutive trading days for any period throughout the ten year term of the warrants or (B) upon the termination of the Management Agreement by the Company in certain circumstances as described in the terms of such warrants.

The exercise price for each of the five remaining warrants was equal to $38.87, $44.70, $51.40, $59.11 and $67.98, respectively. These warrants each had a term of 10 years and became exercisable on January 2, 2005, 2006, 2007, 2008, and 2009, respectively, subject to a trading price condition. The trading price condition specified the average price of the Company’s Common Stock for each of the 15 trading days prior to January 2 of the applicable year (commencing on January 2, 2005 with respect to the first 500,000 warrant tranche and each January 2 thereafter for each of the remaining four warrants) must be at least equal to both the exercise price of the warrant and 120% of the corresponding prior year 15 day trading average. In the case of the $38.87 warrants, the $44.70 warrants, the $51.40 warrants and the $59.11 warrants, respectively, the Company’s average stock price for the 15 trading days prior to January 2, 2005, January 2, 2006, January 2, 2007 and January 2, 2008, respectively, did not equal or exceed the requisite target price, and, therefore, such warrants did not become exercisable. As of December 31, 2007, 1,500,000 of these warrants were cancelled as our Common Stock did not reach the specified price targets necessary for the warrants to become exercisable. As described above, on March 3, 2008, all warrants issued to CBS Radio were cancelled in accordance with the terms of the Master Agreement which closed on that date. The registration rights agreement covering the shares of Common Stock issuable upon exercise of the warrants was also terminated on March 3, 2008, however, the Company and CBS Radio entered into a new registration rights agreement which provides registration rights to the 16,000,000 shares of Company Common Stock held by CBS Radio and its affiliates.

Until March 3, 2008, the Company had a Representation Agreement with CBS Radio to operate the CBS Radio Networks until March 31, 2009. Under the agreement, the Company retained all revenue and was responsible for all expenses of the CBS Radio Networks. During 2007, we incurred expenses aggregating approximately $66,633,000 for the Representation Agreement, affiliation agreements and the purchase of programming rights from CBS Radio and affiliates. The description and amounts regarding related party transactions set forth in this proxy statement also reflect transactions between us and Viacom Inc. Viacom is an affiliate of CBS Radio, as National Amusements, Inc. beneficially owns a majority of the voting powers of all classes of common stock of each of CBS Corporation and Viacom.

In addition to the foregoing, CBS Radio enters into other agreements with the Company in the ordinary course to purchase programming rights and affiliate stations with the Company’s network and traffic operations.

Gerald Greenberg.  Gerald Greenberg, a director of the Company from May 1994 to June 2008, through his company Mirage Music Entertainment, Inc. (“Mirage”) entered into a two-year consulting agreement with the Company on July 1, 2008 in connection with the Company’s active review of its audio archives, including the development of a plan to monetize such assets. Under the terms of the agreement, Mr. Greenberg, who has extensive contacts and relationships in the music industry, will serve as a consultant to the Company in connection with the aforementioned archive project, and will provide assistance to the Company in connection with negotiating exploitation rights to certain archive material. Mirage will also be compensated for any unique opportunities originated and presented by it to the Company, as further set forth in the consulting agreement. In connection with such agreement, on the effective date thereof (i.e., July 1, 2008), Mr. Greenberg received a stock option to purchase 100,000 shares of Company common stock at an exercise price of $1.30 (the closing price of the Company’s common stock on July 1, 2008). Mirage will receive a minimum annual retainer of $100,000 (“Retainer”) and a project fee equal to 10% of net profit in excess of the Retainer for projects in which Mirage undertakes an active and integral role. If the programming for which the idea, concept and talent originates solely from Mirage, it will receive 20% (not 10%) of net profit in excess of the Retainer.

Norman J. Pattiz.  Norm Pattiz, founder of the Company, Chair of the Company’s Board and a director since the founding of the Company in 1974, intends to form a production company (“NPC”), which he would wholly own and over which he would exercise operating control. NPC would only produce programming that the Company has considered and evaluated, and determined that it should not produce at the Company’s own cost and expense (“NPC Programming”). To date, Mr. Pattiz and the Company have discussed, but not finalized, the terms of an arrangement whereby NPC would produce NPC Programming at NPC’s sole cost and expense for the exclusive distribution/exploitation by the Company in certain media. As currently contemplated, the Company would be responsible for: (1) arranging distribution of the NPC Programming to its customers, including radio station affiliates (in certain cases, NPC would deliver to the Company an initial group of radio station affiliates to broadcast the NPC Programming) and (2) selling advertising for broadcast within the NPC Programming. In return, the Company would pay a distribution fee to NPC and enter into a revenue-sharing arrangement for revenue generated by Company from the NPC Programming. The Company believes that if it reaches this arrangement with NPC, the Company will benefit by expanding the breadth of programming offerings the Company has the opportunity to distribute to its customers while mitigating the financial commitment and downside risk associated with the fixed cost of programming production.

At this time, the Board has authorized Mr. Pattiz to pursue a particular NPC Programming opportunity but no definitive terms with respect thereto have been agreed upon by the parties. Any agreement and transaction contemplated thereby would require the approval of the Company’s Board. To the extent NPC and the Company enter into a definitive agreement, the Board would provide Mr. Pattiz with a waiver of the Company’s Code of Ethics which, among other things, prohibits Company employees and directors from owning a greater than 5% interest in a company that transacts business with the Company or from being an owner, partner or employee of an organization involved in the radio, music or entertainment business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and more than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from its directors and executive officers, the Company believes that during 2007 its executive officers, directors and more than ten percent beneficial owners complied with all SEC filing requirements applicable to them.

Report of the Audit Committee

The Audit Committee operates pursuant to its Charter, which was revised and approved by the Board of Directors and is available on the Company’s website (www.westwoodone.com). The Charter, which complies with applicable SEC regulations, and NYSE rules, addresses five broad areas of responsibility of the Audit Committee:

1)  Reviewing and discussing the preparation of quarterly and annual financial reports with the Company’s management and its independent registered public accounting firm;

2) Supervising the relationship between the Company and its independent registered public accounting firm, including discussing the matters required by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (“SAS 61”) and PCAOB “Auditing Standard No. 2” An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements” (as revised by Auditing Standard No. 5, “PCAOB 2”) with its independent registered public accounting firm, evaluating the independence of the auditors in accordance with Independence Standards Board Standard No. 1, as amended “Independence Discussions with Audit Committees,” and recommending their appointment or removal and reviewing the scope of their audit and non-audit services and related fees;

3)  Overseeing management’s implementation of effective systems of internal controls;

4)  Reviewing and approving the internal corporate audit staff functions; and

5)	Reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct.

The Audit Committee has reviewed and discussed, with both management and its independent registered public accounting firm, all financial statements prior to their filing with the SEC. Management advised the Audit Committee in each case that all financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant issues with the Audit Committee. The Audit Committee also held discussions with the Company’s independent registered public accounting firm concerning the matters required to be discussed by SAS 61, PCAOB 2 and other PCAOB and SEC regulations as such may be modified or supplemented. The Audit Committee also met separately as a group to discuss the matters contained in this proxy statement.

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ended December 31, 2008 and reviewed with the Company’s financial managers, the independent registered public accounting firm and the director of internal audit, PwC’s overall audit scopes and plans.

The Audit Committee also discussed with PwC their independence and received from PwC the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee pre-approved PwC’S audit and audit related fees and has determined that the provision of non-audit services by PwC is compatible with maintaining their independence.

The Audit Committee also has discussed with the Company’s independent registered public accounting firm, with and without management present, their recommendations regarding the Company’s internal accounting controls and the overall quality of the Company’s financial reporting and disclosures.

The Audit Committee frequently met in private session separately with the senior members of the Company, CBIZ Harborview (the Company’s director of internal audit), the Company’s General Counsel and the Company’s independent registered public accounting firm. Based on its reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC. The Audit Committee also recommended to the Board the approval of the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Fees to Independent Registered Public Accounting Firm

The following table presents fees billed for fiscal years 2007 and 2006 for professional services rendered by PwC for the audit of the Company’s financial statements for fiscal years 2007 and 2006 as well as fees billed for audit-related services, tax services and all other services rendered by PwC for 2007 and 2006.

	2007	2006
	(In thousands)

(1) Audit Fees	$1,317	$1,000
(2) Audit-Related Fees	—	—
(3) Tax Fees	—	—
(4) All Other Fees	—	—

All audit-related services were approved by the Audit Committee, which concluded that the provision of such services by PwC did not impair that firm’s independence in the conduct of the audit.

Audit Committee Pre-Approval Policies and Procedures

All services provided to the Company by PwC in 2007 were pre-approved by the Audit Committee. Under the Company’s pre-approval policies and procedures, the Chair of the Audit Committee is authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services.

Submitted by the Audit Committee

Grant F. Little, III, Chair of the Audit Committee
H. Melvin Ming
Emanuel Nunez

EXECUTIVE OFFICERS

The following is a list of the Company’s executive officers. Only the Chief (Principal) Executive Officer, Chief (Principal) Financial Officer, and the three most highly compensated of the Company’s executive officers (excluding the CEO and CFO) using the SEC’s methodology for determining “total compensation” are considered “named executive officers” (also referred to in this proxy statement as “NEOs”). The Compensation Discussion and Analysis that appears below relates only to the NEOs for fiscal year 2007. As previously noted, on July 12, 2007, Mr. Zaref’s employment with the Company ceased, and on July 16, 2007, Gary J. Yusko became the Company’s Chief Financial Officer and Principal Accounting Officer, making him a named executive officer for fiscal year 2007. Additionally, on July 10, 2007, Mr. Hillman became the Company’s Chief Administrative Officer (or CAO), in addition to his other positions listed below. Finally, as previously disclosed in a Form 8-K filed with the SEC on January 11, 2008, Mr. Beusse was named President and CEO on January 8, 2008, replacing Mr. Kosann, a CBS employee. Messrs. Hersam and Kalin, both executive officers in 2008 but not NEOs for fiscal year 2007, were appointed on May 12, 2008 and July 7, 2008, respectively.

Executive Officer	Position

Norman J. Pattiz*	Chairman of the Board
Thomas F.X. Beusse	Chief Executive Officer and President (as of January 8, 2008)
Gary J. Yusko*	Chief Financial Officer and Principal Accounting Officer (as of July 16, 2007)
Steven Kalin	Chief Operating Officer (as of July 7, 2008)
Andrew Hersam	Chief Revenue Officer (as of May 12, 2008)
David Hillman*	Chief Administrative Officer (as of July 10, 2007); Executive Vice President, Business Affairs and General Counsel
Paul Gregrey*	Executive Vice President, Sales, Network Division

Former Named Executive Officers	Position

Peter Kosann*	Chief Executive Officer and President (through January 8, 2008)
Andrew Zaref*	Executive Vice President and Chief Financial Officer (through July 12, 2007)

*	Such individual is a NEO for fiscal year 2007. As noted above, Mr. Gregrey was notified on August 7, 2008 that his employment was being terminated effective April 1, 2009, the date his employment agreement is scheduled to expire.

The professional background of the executive officers who are not also directors of the Company follows:

Gary J. Yusko

Gary J. Yusko (age 53) serves as the Company’s Chief Financial Officer and Principal Accounting Officer and is responsible for the Company’s financial affairs. Prior to re-joining the Company in July 2007, Mr. Yusko was the CFO of Alloy, Inc., a provider of non-traditional media programs researching targeted consumer segments, a position he held since March 2006. Mr. Yusko also held the position of Senior Vice President — Finance for Intralinks, Inc., a virtual workspace provider, from August 2005 though March 2006. Prior to that time, Mr. Yusko served in various executive positions for the Company for nearly 20 years, most recently as the Company’s Executive Vice President of Financial Operations in 2004 and Senior Vice President — Financial Operations from 1987 to the end of 2003. During such period, Mr. Yusko also served as the Company’s Secretary and Assistant Treasurer.

Steven Kalin

Steven Kalin (age 44) serves as the Company’s Chief Operating Officer. Mr. Kalin joined the Company in July 2008. From 2002 to 2007, Mr. Kalin served as Executive Vice President and Chief Operating Officer of Rodale, Inc. Prior to his tenure at Rodale, Mr. Kalin served as Chief Financial Officer and Chief Operating Officer of Medscape; Vice President of Business Development for ESPN Internet Ventures and as a consultant with McKinsey & Company in the firm’s media practice.

Andrew Hersam

Andrew Hersam (age 44) serves as the Company’s Chief Revenue Officer. From 2003 to 2008, Mr. Hersam was Vice President and Publishing Director at Rodale Inc. where he helped drive the Runner’s World brand’s advertising and sponsorship revenue for print, digital and events. Prior to joining Rodale, Hersam served as New York Advertising Sales Director and Sales Development Director for Sports Illustrated (1997-2003). Mr. Hersam also held several advertising sales positions including Advertising Director at Details magazine and Director of Corporate Sales at Times-Mirror Magazines earlier in his career.

David Hillman

David Hillman (age 39) serves as the Company’s Chief Administrative Officer; Executive Vice President, Business Affairs and General Counsel. Mr. Hillman joined the Company in June 2000 as Vice President, Labor Relations and Associate General Counsel, which positions he held through September 2004, and thereafter became Senior Vice President, General Counsel in October 2004. He became an Executive Vice President in February 2006 and Chief Administrative Officer on July 10, 2007.

Paul Gregrey

Paul Gregrey (age 48) serves as the Company’s Executive Vice President, Sales, Network Division, a position he has held since May 2003. Mr. Gregrey joined the Company in 1999 as a Vice President in the Network, Western Sales division in Los Angeles and from June 2000 to May 2003, served as a Senior Vice President in the Network, Eastern Sales division in New York. As noted above, Mr. Gregrey was notified on August 7, 2008 that his employment was being terminated effective April 1, 2009, the date his employment agreement is scheduled to expire.

Former Executive Officer:

Andrew Zaref (Mr. Zaref’s employment with the Company ceased on July 12, 2007)

Andrew Zaref (age 42) served as the Company’s Executive Vice President and Chief Financial Officer through June 12, 2007. Prior to joining the Company in such position in January 2004, Mr. Zaref served as an Audit Partner in the Information, Communications and Entertainment practice of KPMG LLP. While at KPMG, Mr. Zaref played a key role in advising numerous high profile media and technology clients. Mr. Zaref is a CPA licensed in New York State.

There is no family relationship between any Company director and executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

The following narrative is describes how the Company determined compensation for its named executive officers (referred to as NEOs or executives below), including the elements of their compensation and how the levels of their compensation were determined and by whom. When references are made to “key employees,” we are referring to a broader group of senior managers, such as department heads, who may be eligible for a particular compensation element. Finally, references to the “executive team” or “management” mean the Chief Executive Officer, Chief Financial Officer and General Counsel. The information provided below is for fiscal year 2007, except that references are made below to the Company’s employment agreement with Thomas F.X. Beusse, who became the Company’s Chief Executive Officer and President on January 8, 2008 and the terms of Amendment No. 3 to the Company’s employment agreement with Norman J. Pattiz, the Company’s Chairman of the Board, which amendment became effective on January 8, 2008. The terms of Mr. Beusse’s employment agreement and Amendment No. 3 to Mr. Pattiz’s employment agreement are consistent with the narrative included below regarding the Company’s objectives and practices related to compensation matters.

Overview

The Company’s Compensation Committee (referred to in this narrative as the “Committee” or as the “Compensation Committee”), which is comprised of three independent directors, was and is primarily responsible for determining the compensation of the Company’s NEOs on an annual basis. The Committee exercised its responsibility primarily by determining two key “discretionary” components of NEO compensation: the discretionary annual bonus, payable in cash, if any, and the annual equity compensation award, if any, based on management’s recommendation (in the case of the then CEO, based on CBS Radio’s recommendation) to the Committee. Depending on the circumstances and as described in greater detail below, the Committee is generally involved in determining NEOs’ base salaries, which typically are set when a NEO enters into an employment agreement with the Company. The Committee is aided in its decision-making process by its independent, nationally recognized compensation adviser, the Semler Brossy Consulting Group (“SBCG”), which reports directly to the Committee Chair and performs no other work for the Company. SBCG has been the adviser to the Committee since 2003. When appropriate the Committee also directly receives legal advice from its outside legal counsel. CBS Radio, which owns 15.8% of the Company (taking into account the 14,285,714 shares of Common Stock and the warrants to purchase 10,000,000 shares of Common Stock issued to Gores Radio) and which under a long standing management agreement managed the Company until March 3, 2008, played a significant role in reviewing, recommending and establishing NEO’s compensation in fiscal years 2006 and 2007, as described below. As the manager of the Company (until March 3, 2008), CBS Radio employed the Company’s CEO, Mr. Kosann, and pursuant to its employment agreement with the CEO, CBS Radio determined the CEO’s base salary and potential discretionary annual bonus. With respect to Mr. Beusse, who was hired while CBS Radio was the manager of the Company, CBS Radio consented to Mr. Beusse’s employment as the Company’s CEO, and agreed to reimburse the Company for Mr. Beusse’s salary through the closing date of the Master Agreement (which occurred on March 3, 2008).

In general, the Committee seeks to provide appropriate and reasonable levels of compensation to its NEOs. The Company strives to be competitive with pay opportunities of comparable companies in the media industry, while accounting for individual performance and the overall performance of the Company. The Company provides minimal perquisites, consisting mainly of reimbursements for parking and car allowances. The Company does not currently provide to its executives any other types of perquisites, including supplemental pension plans or other deferred compensation arrangements.

Objectives

The objective of the Company’s executive compensation policy (which affects NEOs) has been to attract, retain and motivate management in a manner that is in the best interests of the Company’s shareholders. The Committee believes that equity compensation awards are important contributors to the attraction, retention and motivation of the Company’s executives and more closely aligns the interest of executives and management to the interests of the Company’s shareholders. The Committee has established the following objectives when determining the compensation for NEOs:

•	Pay for Performance. Corporate goals and objectives, and the progress made in achievement thereof, both as such goals and objectives have been presented by management and as expressed by CBS Radio, as manager of the Company, and the Board should be a key consideration in any pay decisions;

•	Be Competitive. Total compensation opportunities for the NEOs generally should be competitive with comparable companies in the industry, in order to attract and retain needed managerial talent;

•	Align Long-term Interests of Executives with Shareholder Interests. Elements of compensation should be structured to give substantial weight to the future performance of the Company in order to better align the interests of the Company’s shareholders and NEOs; and

•	Attract and Retain Key Employees. In the midst of a challenging business environment, the Committee believes that the best interests of the shareholders are served by remembering that an effective compensation program also reflects the value of attracting and retaining key employees and talent. In connection with the Company’s separation from CBS Radio and commencement of operating as an independent company, the Company is focused on re-investments in the business and attracting key talent. Beginning with the hiring of Thomas Beusse as the Company’s CEO and President, the Committee has placed a premium on attracting high-level talent, which the Committee anticipates will likely result in higher levels of cash and equity compensation granted to new executives upon their hiring in 2008.

Process and Roles of Parties

What is the timeline for establishing NEOs’ discretionary compensation?

The Committee generally discusses NEOs’ discretionary compensation during the period beginning with the last Board meeting of the year (customarily held in December) and ending with the first Board meeting after the announcement of Company’s earnings for the full year (customarily held in March). Between those meetings, the Company reports its year-end financial results and prepares a preliminary budget setting forth goals and objectives for the upcoming year. The CEO makes recommendations to the Committee for other NEOs’ discretionary annual bonuses and equity compensation awards, including the suggested allocation between stock options, on the one hand, and restricted stock or restricted stock units (RSUs), on the other. Before management makes its recommendations to the Committee, the CEO historically reviewed them with a representative of CBS Radio, which acted as manager of the Company until March 3, 2008. The CEO does not make recommendations, review or otherwise participate in the process of determining his own discretionary compensation. Any proposal regarding the CEO’s discretionary compensation was made by CBS Radio while it was manager of the Company.

What are the roles of the various parties involved in the compensation process?

While the Committee ultimately is responsible for making most of the compensation decisions related to NEOs, it believes it is advisable to obtain management’s insight and input as well as the independent guidance of a third-party compensation adviser. Since the middle of 2003, SBCG has acted as such adviser to the Committee and has attended several of the Committee meetings as needed. SBCG advises the Committee as to the appropriateness and reasonableness of the awards of discretionary compensation, including with respect to companies comparable in size or otherwise similar to the Company. Its analysis may include such considerations as the form of award (cash, stock options, restricted stock or RSUs), the aggregate percentage of the Company’s stock being allocated (including how much stock remains issuable under the shareholder approved Company 2005 Equity Compensation Plan (the “2005 Plan”) and/or the Company’s 1999 Equity Compensation Plan (the “1999 Plan”)) and the present value of the award. The Committee receives significant input from management, as appropriate, and the Committee met separately with CBS Radio (when CBS Radio was the Company’s manager), to understand and factor into its decisions as full a picture of the relevant facts and circumstances as possible.

How large a role was played by CBS Radio, as manager of the Company through March 2008, in determining compensation to NEOs?

Through March 3, 2008, CBS Radio was involved in reviewing management’s recommendations regarding discretionary annual bonuses and equity compensation awards to key employees, including NEOs, prior to the submission of such proposal to the Committee. CBS Radio was then included in dialogue among the Committee, the Board and management regarding management’s recommendations. CBS Radio played a particularly significant role in the CEO’s and CFO’s compensation, as: (i) the Company’s CEO was compensated (in cash, not equity) pursuant to an employment agreement with CBS Radio (until Mr. Beusse was hired in January 2008 as described below), and not the Company, and (ii) the current CFO’s salary and bonus was paid by the Company but was partially reimbursed by CBS Radio, and such employment agreement was with, and was negotiated by, the Company in conjunction with CBS Radio.

However, as discussed elsewhere in this proxy statement, on March 3, 2008, the Management Agreement pursuant to which CBS Radio managed the Company was terminated. As a result, the Company’s CEO is no longer employed by, and the CFO’s compensation is not reimbursed by, CBS Radio. Accordingly, CBS Radio will not have the role described in this proxy statement in determining compensation in fiscal year 2008. Because the Master Agreement with CBS Radio was signed in October 2007, and the parties anticipated closing in the first quarter of 2008, unlike Mr. Kosann’s agreement, Mr. Beusse’s employment agreement was made directly with the Company. Under the terms of a consent agreement (a copy of which was filed with the SEC on January 10, 2008 as an exhibit to a Form 8-K), CBS Radio consented to Mr. Beusse’s employment as the Company’s CEO, and agreed to reimburse the Company for Mr. Beusse’s salary through the closing date of the Master Agreement (which occurred on March 3, 2008).

When do NEOs receive their discretionary compensation awards?

Beginning with awards made in 2007, the Company has made its annual discretionary compensation awards (i.e., annual bonus and equity compensation) to NEOs after the performance of the immediately preceding fiscal year, including year-end earnings, has been publicly reported and is known by Board members, including the Committee. The Committee has, in certain limited circumstances, made equity compensation awards at other times in connection with a new employee’s date of hire or in connection with a significant promotion (as with Mr. Hillman to CAO). While the Committee does not have a formal written policy on awarding equity compensation based on material non-public information, it has taken steps to try to ensure that it does not do so. While management generally proposes equity compensation awards for Company employees for the Committee’s consideration in January and/or February, the Committee has determined not to make equity compensation awards to key employees (including NEOs) until after the Company’s earnings for the most recent fiscal year end have been announced. In 2008, the Committee was mindful of the ongoing discussion with Gores Radio and the impending closing of the CBS transaction, and determined equity compensation should not be awarded until after both transactions were announced. General awards of annual equity compensation (i.e., those not tied to a “special event” such as a promotion or extension of an employment agreement) for 2006 and 2007 were made by the Committee in March 2007 and March 2008, respectively.

What are the elements of compensation to NEOs?

There are three main components of compensation: (1) base salary; (2) discretionary annual bonus; and (3) equity compensation. The Company generally establishes a NEO’s base salary in the individual’s employment agreement, based generally on competitive pay levels, the Company’s internal pay structure and appropriate fixed pay to compensate sufficiently the NEOs for performing his/her duties and responsibilities. However, for the most part, all other payments (e.g., signing bonus, retention bonus, annual discretionary bonus, equity compensation awards) are wholly-discretionary and/or contingent on the NEO remaining with the Company. In the case of Messrs. Hillman and Gregrey, the Company awarded “retention bonuses” to retain the services of NEOs for multi-year periods. Mr. Yusko received a signing bonus which, subject to certain circumstances, is recoupable by the Company if he does not remain employed by the Company for two years. Mr. Beusse is guaranteed to receive a minimum of $300,000 for his 2008 bonus. However, with the exception of the foregoing, the Committee has believed discretionary annual bonuses should be used to reward a NEO’s outstanding individual performance and that NEOs are more appropriately compensated, motivated and rewarded (and more likely to remain at the Company) when bonuses are paid in cash in a lump sum after the year has ended. Equity compensation awards, on the other hand, are intended to provide a potential for upside should the Company’s performance improve over the long-term. Given the recent performance of the Company’s Common Stock, a larger portion of NEOs’ compensation has been their cash compensation (salary plus bonus) as compared to their equity compensation.

The following table shows the compensation awarded to each NEO for the 2007 performance year:

	Elements of Compensation(1)
	Salary		Bonus(2)	Equity Awards(3)	Total Compensation

Active 2007 NEOs
Norman J. Pattiz Chairman of the Board	$400,000		—	$36,583	$436,583
Gary J. Yusko Chief Financial Officer	$207,692		$222,917	$145,950	$576,559
David Hillman Chief Administrative Officer	$373,846		$208,333	$145,950	$728,129
Paul Gregrey EVP — Sales, Network Div	$370,050		$70,769	$52,542	$493,361
Former 2007 NEOs
Peter Kosann Chief Executive Officer	$625,000		$150,000	$0	$775,000
Andrew Zaref Chief Financial Officer	$270,833	(4)	$0	$0	$270,833

(1)	All amounts reported in this table have been rounded to the nearest dollar. Because perquisites are de minimis, such have not been included in the table above.
(2)	The amounts listed in the table under “Bonus” above reflect discretionary bonuses awarded in 2008 for 2007 performance. These also include, in the case of Mr. Yusko, a $100,000 signing bonus which will be earned over the first two years of Mr. Yusko’s agreement (or $22,917 from July 16, 2007 to December 31, 2007), in the case of Mr. Hillman, 33,333.36 of a retention bonus paid in 2006 and in the case of Mr. Gregrey, $30,769.20 of a retention bonus paid in 2006 (but in each case earned in 2007) as further described in footnotes 4 and 5 of the Summary Compensation Table. Pursuant to the terms of the Master Agreement between the Company and CBS Radio, the Company is required to reimburse CBS Radio one-half, or $75,000, of Mr. Kosann’s 2007 bonus.
(3)	The value listed in the table under “Equity Awards” above contains only the value of the equity awards (in accordance with FAS 123R) granted to the NEOs in March 2008 for 2007 performance and in the case of Mr. Pattiz, options and restricted stock granted in December 2007 pursuant to his employment agreement but not options granted to Mr. Pattiz in January 2008 as such options were not awarded for past performance. This amount is not the same amount disclosed in the Summary Compensation Table. As discussed in footnote 6 to the Summary Compensation Table, the amounts reported in columns (e) and (f) of such table represent the portion of total value ascribed to all stock and option awards, including those made in prior years, that was expensed by the Company in 2007 in accordance with FAS 123R.

(4)	Excludes amounts paid to Mr. Zaref after his termination.

How was the compensation of the Company’s new President and CEO determined and how does it differ from the compensation awarded to other NEOs?

In the fourth quarter of 2007, the Board commenced a search for a Company CEO, in anticipation of the termination of the Company’s Management Agreement with CBS Radio. Significantly, this CEO would be the first CEO hired, and employed, directly by the Company since 1994, when the Management Agreement with CBS Radio originally went into effect, and this new CEO would be tasked with growing the Company as an independent (non-CBS managed) company. A search firm was hired; after several months, a leading candidate was identified, and terms of employment were negotiated. The terms of his compensation, when compared to other NEOs’ employment agreements, are distinguishable in a number of significant ways:

1.	Mr. Beusse received on his date of hire options to purchase an aggregate of 1,000,000 shares of Company Common Stock;

2.	If Mr. Beusse’s employment is terminated by the Company or by him for good reason upon or within twenty-four months following a change in control other than for a cause event, all of his equity compensation vests and becomes exercisable in full (the terms good reason, cause and change in control are defined in Mr. Beusse’s employment agreement and a summary of such terms is set forth below under the heading entitled “Employment Agreements — Defined Terms: Cause, Good Reason, Change in Control”);

3.	Mr. Beusse is entitled to a severance payment ($1,900,000) that is larger than the severance provided to other NEOs in the event he is terminated other than for a cause event, or for good reason;

4.	Mr. Beusse will receive a 280G gross-up payment in certain instances to indemnify Mr. Beusse for the effect of any excise tax imposed by Section 4999 of the Internal Revenue Code for payments due under Mr. Beusse’s employment agreement that exceed the 280G limitations of the Code.

Committee members worked intensively over the course of a number of weeks, and met several times to negotiate and structure the terms of Mr. Beusse’s employment agreement. They were assisted by the Committee’s compensation adviser and their outside legal counsel. The amount of Mr. Beusse’s equity compensation award upon signing was a topic of significant discussion. The 1,000,000 stock option award represented nearly 1% of the Company’s outstanding Common Stock on a fully-diluted basis and based solely on this number, was on the high-end of equity compensation awards made to CEOs in the industry. However, the Committee took into account the following in determining the stock option award was appropriate: (1) Mr. Beusse’s base salary ($700,000 for three years) and 2008 bonus guarantee ($300,000) were average for CEOs in the industry; (2) future bonus payments and equity compensation awards would be made in the sole discretion of the Committee based on the achievement of performance goals; and (3) the stock option award had a value in the middle of the range of other awards made to other CEOs in the industry, in large part because of the Company’s depressed share price. The size of the award and the accelerated vesting provisions applicable to his equity compensation were also critical components to securing Mr. Beusse’s employment. Given the Company’s ongoing strategic process (which was disclosed in the Company’s filings with the SEC), change in control provisions were substantially negotiated. In addition, as noted elsewhere, the Committee designated one-half of the award as a “material inducement grant” under NYSE rules.

Finally, because the Committee wished to secure a material non-compete from Mr. Beusse in the event of his termination, the Committee agreed to a $1.9 million severance payment contingent on obtaining a release from Mr. Beusse and his agreement not to compete with the Company for two years. Given such payment and the accelerated vesting provisions of Mr. Beusse’s equity compensation upon certain termination events, the Company provided Mr. Beusse with a 280G gross-up payment so that any taxes associated with such payments would be borne by the Company, and not Mr. Beusse. However, the Committee also negotiated that if the total benefits payable to Mr. Beusse upon a change in control do not exceed 110% of the maximum amount that could be paid to Mr. Beusse without the imposition of any excise tax, then the benefits would be reduced so no excise tax was payable and no 280G payment would be made.

How does the Committee determine the allocation between the elements of compensation?

Base Salary

In determining base salary, the Committee considers an individual’s performance, experience and responsibilities, as well as the base salary levels of similarly-situated employees at comparable companies in the media industry. A base salary is meant to create a secure base of cash compensation, which is competitive in the industry. The Company relies to a large extent on the CEO’s evaluation and recommendation based on his assessment of the NEO’s performance.

Salaries generally are reviewed at the time a NEO enters into a new or amended employment agreement, which typically occurs upon the assumption of a new position and/or new responsibilities or the termination of the agreement. Any increase in salary is based on a review of the factors set forth above.

As stated in the “Overview” the Committee customarily has not been significantly involved in the structuring of employment agreements which set forth a NEO’s base salary, although the Company reviews and ultimately approves such employment agreements (other than the employment agreement between the CEO and CBS Radio when Mr. Kosann was CEO). Recently, the Committee took an active role in structuring employment agreements in the following instances: Amendment No. 3 to the employment agreement for the Company’s Chairman (Mr. Pattiz), the employment agreements for the CEO (Mr. Beusse) and CFO (Mr. Yusko) and Amendment No. 2 to the employment agreement for Mr. Hillman when he became CAO in July 2007. Mr. Yusko was hired, and Mr. Hillman was appointed CAO, at approximately the same time the Board and CBS Radio reached an agreement on the terms of Mr. Kosann’s ultimate separation from the Company. Given that Mr. Kosann’s departure was announced in July 2007, the Board determined Mr. Yusko and Mr. Hillman should serve increased management functions until a replacement CEO was hired. This was a key factor in appointing Mr. Hillman to the position of CAO and increasing his base salary effective with such appointment and in providing Mr. Yusko (who was previously employed by the Company from 1987 to 2006) with equity compensation and a cash signing bonus upon his execution of an employment agreement.

Both Mr. Hillman’s original employment agreement (executed in 2004) when he was appointed General Counsel and Mr. Gregrey’s original employment agreement (executed in 2003) when he was appointed EVP, Network Sales were negotiated by the Company’s CEO, in part because they were not new executive hires. Both individuals have been employed by the Company for several years (since 2000 and 1999, respectively) and other than incremental increases in their base salaries and their change in title, their agreements did not change in any material respect.

Discretionary Annual Compensation Bonus

In 2007, with the exception of the Company’s Chairman, NEOs were eligible to receive discretionary annual bonuses and their employment agreements provide a target amount for which they are eligible (Mr. Pattiz’s employment agreement does not provide for a bonus). While the bonus amounts differ from agreement to agreement, all such bonuses are in the sole and absolute discretion of the Board of Directors or its Committee or their designee.

Each year, management makes a recommendation regarding discretionary bonuses and equity compensation for key employees to the Committee. Upon receipt of management’s recommendations, the Committee reviews with management its suggestions about the management team, and then confers with its compensation adviser and with CBS Radio. After reviewing its decisions with the full Board and taking into account the views expressed by members of the Board, the Committee makes its final determination. The Committee also takes into account a NEO’s base salary and views cash compensation as a whole when making its bonus determinations.

In 2006, the Company experienced a 34.9% decrease in EBITDA when compared to 2005 and a significant decline in its stock price, which played a significant role in the levels of annual (cash) discretionary bonuses awarded to NEOs in 2006. This trend continued in 2007 as the Company experienced a 15% decrease in EBITDA when compared to 2006 and a material decline in its stock price. However, unlike 2006, when the actual bonuses paid to the NEOs were substantially below their target amounts, the Committee believed in 2007 that Messrs. Yusko and Hillman should be compensated for their role in negotiating and closing the Master Agreement with CBS Radio and providing such information and counsel as requested of them in connection with the Company’s strategic review process, which culminated in the Company’s execution of a purchase agreement with Gores Radio, as described above. The Committee determined that Mr. Yusko’s bonus (as a% of target) should be viewed in the context of his having re-joined the Company after the first half of the year (on July 16, 2007). Mr. Kosann, who served as the Company’s CEO for all of 2007 received the same bonus as in 2006 in large part because of the terms of his separation from the Company. Mr. Zaref whose employment with the Company ceased in July 2007, did not receive a bonus for fiscal year 2007.

	Target Bonus(1)	Bonus Paid		% of Target

Active 2007 NEOs
Norman J. Pattiz,	n/a	n/a		n/a
Chairman of the Board
Gary J. Yusko,	$315,000	$200,000	(2)	63.5%
Chief Financial Officer
David Hillman,	$135,000	$175,000		129.6%
Chief Administrative Officer
Paul Gregrey,	$275,000	$40,000		14.5%
EVP — Sales, Network Div.
Former 2007 NEOs
Peter Kosann,	$600,000	$150,000		25.0%
Chief Executive Officer
Andrew Zaref,	$350,000	n/a		n/a
Chief Financial Officer

(1)	As set forth in such NEO’s employment agreement. Mr. Pattiz’s employment agreement does not specify a target bonus. While Mr. Zaref’s employment agreement specifies a target bonus, the Committee did not award him a bonus for 2007 as the bonus is discretionary.
(2)	As discussed elsewhere in this proxy statement, until the termination of the Management Agreement, CBS Radio reimbursed the Company for Mr. Yusko’s salary and bonus. CBS Radio reimbursed the Company for $125,000 of such amount.

While the Committee does not have a written policy regarding bonuses payable upon attaining certain financial metrics, all members of management were judged on the basis of the Company’s overall performance and to the extent applicable, on their individual performance and the performance of departments over which they exercise substantial control. The Committee took into account the Company’s revenue, net income, cash flow and stock price when analyzing Company performance, while simultaneously recognizing the current challenges in the radio industry and the culmination of a year-long discussion with CBS Radio to modify and extend the various agreements between CBS Radio and the Company. In the case of Mr. Hillman, the Committee also took into account the increased responsibilities assumed by Mr. Hillman in July 2007 in connection with his promotion to CAO.

Equity Compensation

Equity is a critical component of the Company’s compensation plan. Equity compensation awards are made under the Company’s 2005 Plan or 1999 Plan, customarily on an annual basis. The Company and the Committee believe that equity compensation provides the greatest long-term value potential to both the Company and its employees in creating long-term growth and success for employees and shareholders alike. Aside from promoting retention and incentivizing management, the Company, where appropriate, uses equity, rather than cash, as a signing bonus to management-level individuals hired by the Company. The Company believes that equity compensation serves as a critical tool for attracting and retaining key talent. A total of 9.2 million shares were made available for issuance under the 2005 Plan. As of March 31, 2008, approximately 3.2 million of such shares remain available for issuance by the Company under the 2005 Plan, and approximately 2.9 million shares remain available for issuance under the 1999 Plan until March 31, 2009.

In March 2008 (for services rendered in 2007), the Committee determined to make all equity grants awarded at that time in the form of stock options, as opposed to a combination of restricted stock and stock options, and issued such under the 1999 Plan. Having become an independent company, entered into a new long-term distribution arrangement with CBS Radio and secured a significant level of financing from Gores Radio, the Company has recently expressed an interest in making selective investments in the Company. Given the foregoing and the roles of Messrs. Yusko and Hillman in such, Messrs. Yusko and Hillman received significant stock option awards, compared to other employees of the Company.

•	Gary J. Yusko — received in March 2008 a stock option to purchase 175,000 shares of Common Stock

•	David Hillman — received in March 2008 a stock option to purchase 175,000 shares of Common Stock

•	Paul Gregrey — received in March 2008 a stock option to purchase 63,000 shares of Common Stock

•	Norm Pattiz — received 8,333 RSUs and a stock option to purchase 25,000 shares of Common Stock in December 2007 pursuant to his employment agreement (prior to its being amended by Amendment No. 3 in January 2008)

In connection with the various new employment agreements and/or amendments to existing arrangements, the following awards were made to NEOs during 2007 and early 2008 in order to provide significant incentives and retention value to NEOs as well as further align the interests of NEOs with our shareholders:

•	Gary J. Yusko — received 65,000 shares of restricted stock and a stock option to purchase 75,000 shares of Common Stock in July 2007 upon entering into his employment agreement. The restricted stock was issued in two awards, one of which (15,000 shares of restricted stock) was issued with a two-year stock vest.

•	David Hillman — received 15,000 shares of restricted stock with a two-year vesting period in July 2007 upon executing Amendment No. 2 to his employment agreement.

•	Norm Pattiz — received a stock option to purchase 250,000 shares of Common Stock with a three-year vesting period in January 2008 upon executing Amendment No. 3 to his employment agreement, which extended the term of Mr. Pattiz’s employment as Chairman of the Board through June 15, 2009. This helped provide continuity after the termination of CBS Radio as manager of the Company and the changes in the Company’s CEO and CFO in January 2008 and July 2007, respectively.

•	Thomas F.X. Beusse — received stock options to purchase an aggregate of 1,000,000 shares of Common Stock with a three-year vesting period in January 2008 and in connection with entering into his employment agreement as a material inducement for Mr. Beusse to join the Company. Although not a NEO for 2007, Mr. Beusse became the Company’s CEO and President on January 8, 2008.

Payments Upon Termination

Certain NEOs are entitled to cash payments upon various termination scenarios, including upon a change in control, death or disability, good reason, or termination without cause. These payments are more particularly described under the table entitled “Potential Payments upon Termination or Change in Control”; the summaries of employment agreements that follow under the heading entitled “Employment Agreements”; and the narrative that follows regarding such payments. The Company does not have any arrangements with its NEOs, written or otherwise, for 280G “gross-up” or similar type payments, with the exception of Mr. Beusse (not a NEO in 2007), the terms of which are set forth under the section entitled “Employment Agreements” below. In the case of death or disability, only Mr. Pattiz is entitled to a payment in excess of any accrued salary, bonus or benefits.

Duration of Vesting Term

In March 2007, the Committee set the vesting period of equity compensation awarded as part of the annual grant to employees in 2007 at three years, and maintained this vesting period in 2008 for awards made as part of the 2008 annual grant to employees. As noted above, both Messrs. Yusko and Hillman received a one-time grant of equity compensation which vests over two years in connection with their appointments as CFO and CAO, respectively. The Committee viewed the two-year vesting term of such grants as a special circumstance because of Messrs. Yusko’s and Hillman’s roles in the CBS and Gores transactions as discussed above. Once granted, an employee is entitled to the benefits of such award upon vesting, provided, such employee remains employed by the Company for the duration of the vesting period.

Stock Options

2005 Plan.  From the executive’s perspective, stock options only have value if the Company’s stock price increases after the date the stock options are granted, and their value is measured only by the increase in the stock price. Under the 2005 Plan, various forms of full value share equity compensation awards are available, including restricted stock, restricted stock units, performance shares and deferred stock. For all full value shares, each share granted is worth more than an option share, since the value of such share is measured by the actual stock price, not just the increase in the stock price. For this reason, the 2005 Plan calls for the share authorization to be reduced by three option shares for every full value share issued. The Committee believes that stock options remain a useful management incentive tool, and made stock options the sole component of equity compensation grants in March 2008, in part because of the steep decline in the Company’s stock price in 2007, and made those awards under the 1999 Plan.

1999 Plan.  In part because of the depressed stock price, and in part because of the limited number of shares available for issuance under the 2005 Plan (particularly after taking into account the aggregate 750,000 stock options awarded to Messrs. Pattiz and Beusse in January 2008 under the 2005 Plan), the equity compensation awards made in March 2008 as part of the annual equity compensation awards to employees were granted under the terms of the 1999 Plan. Issuing the stock options under the 1999 Plan does not change in any material respect any rights of the awardees with respect to the stock options. The awards made under such plan also expressly incorporate the defined terms “cause” and “change in control” and the effect of such terms from the 2005 Plan. Unless expressly negotiated otherwise, unvested stock options continue to be forfeited upon an employee’s termination, including by death or disability. In addition, any outstanding options that were issued in March 2008 under the 1999 Plan, like those previously issued under the 2005 Plan, will vest upon a participant’s termination within a 24-month period after a change in control (as such term is defined in the 2005 Plan) has occurred.

Restricted Stock, RSUs

As mentioned above, the Company began to include restricted stock and RSUs in its equity compensation awards in May 2005, after the 2005 Plan was approved by Company shareholders. In general, only NEOs and the directors have received RSUs which gives the recipient the right to defer the receipt/payment of the stock; all other key employees, including NEOs, have received restricted stock. Generally speaking, restricted stock and RSUs are substantially similar awards, except that while a participant receives full voting and economic rights of the shares of restricted stock upon receipt of the grant, a participant does not receive such rights upon the grant of a RSU because the payment of shares underlying a RSU is delayed until vesting. While dividends, if any, begin to accrue on the date a RSU is granted, a participant’s right to the underlying restricted shares and dividend equivalents are not received by a participant until the related RSU is distributed. Furthermore, if a participant elects to “defer” receipt of RSUs, the shares and accumulated dividends thereon, if any, are not distributed until the date of deferment. A decision to defer must be made a minimum of twelve (12) months prior to the initial vesting date and a participant generally may choose to defer his award until the last vesting date applicable to such award or his date of termination. Awards of restricted stock and RSUs are valued at the closing market price of the Company’s Common Stock on the date of the grant of the award.

Unvested awards generally are forfeited upon an employee’s termination, including by death or disability, except when termination occurs within a 24-month period after a change of control, or when termination is without cause or for good reason. By the terms of the awards, all outstanding RSUs and restricted stock shares vest upon a participant’s termination within a 24-month period after a change in control (as such term is defined in the 2005 Plan) has occurred.

2005 Plan’s Definition of Change in Control

Under the 2005 Plan, a “change in control” generally is: (i) the acquisition by any person of 35% or more of the Company’s outstanding Common Stock; (ii) a change in the individuals constituting a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation resulting in a change of ownership of more than 50% of the voting securities entitled to vote generally in the election of directors, (iv) a shareholder approved complete liquidation or dissolution of the Company; or (v) the consummation of any other transaction involving a significant issuance of the Company’s securities, a change in the Board composition or other material event that the Board determines to be a change in control.

For the definitions used in NEOs’ employment agreements, please refer to the summaries under the heading “Employment Agreements” which appears below.

What other factors does the Committee consider when making its decisions regarding compensation to NEOs?

Section 162(m) of the Internal Revenue Code of 1986, as amended (along with related regulations, the “Code”), limits the annual tax deduction a Company may take on compensation it pays to the NEOs (other than the CFO in certain instances) to covered pay of $1 million per executive in any given year. The Committee’s general policy is to structure compensation programs that allow the Company to fully deduct the compensation under Section 162(m) requirements. However, the Committee seeks to maintain the Company’s flexibility to meet its incentive and retention objectives, even if the Company may not deduct all of the compensation.

In 2005, the Committee began granting RSUs and restricted stock to NEOs. The Committee determined that although the amount of RSUs and restricted stock that qualifies for a deduction under Section 162(m) may be limited, the equity-based awards are a significant component of compensation that promotes long-term Company performance and management retention, and strengthen the mutuality of interests between the awardees and shareholders.

The Committee also considers the accounting cost and the dilutive effect of equity compensation awards when granting such awards.

The Committee also considers the impact of Section 409A of the Code relating to deferred compensation. To the extent permitted by the Committee, a participant may elect to defer the payment of RSUs in a manner that is intended to comply with Section 409A of the Code.

What role does the Committee play in establishing compensation for directors?

The Committee reviews and evaluates compensation for the Company’s non-employee directors on an annual basis, in consultation with its independent outside compensation adviser prior to making a recommendation to the Board. The elements of director compensation and more particulars regarding the elements are described below under the table appearing below the header “Director Compensation.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis which appears above. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that it approve the inclusion of the Compensation Discussion and Analysis in this proxy statement filed with the SEC.

Submitted by the members of the Compensation Committee:

H. Melvin Ming, Chair (as of June 19, 2008; previously the Compensation Committee was chaired by Gerald Greenberg)
David L. Dennis
Joseph B. Smith

SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes set forth the compensation earned, held by, or paid to, each of the Company’s named executive officers for the years ended December 31, 2006 and December 31, 2007, respectively.

							Change in
							Pension Value
							and Nonquali-	All
						Non-Equity	fied Deferred	Other
				Stock	Option	Incentive Plan	Compensation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)(6)	(f)(6)	(g)	(h)	(i)(7)	(j)

OFFICERS:
Norman J. Pattiz,	2007	$400,000	—	$112,964	$286,903	—	N/A	—	$799,867
Chairman of the	2006	$400,000	—	$196,409	$294,384	—	N/A	—	$890,973
Board
Peter Kosann,	2007	$625,000	$150,000	$268,601	$681,121	—	N/A	$12,000	$1,736,721
President and CEO(1)	2006	$600,000	$150,000	$173,034	$675,955	—	N/A	$12,000	$1,610,989
(replaced by Mr Beusse in 2008)
Gary J. Yusko, CFO(2)	2007	$207,692	$222,917	$65,453	$31,522	—	N/A	—	$527,584
as of 7/16/07
Andrew Zaref, EVP	2007	$270,833	$0	$32,824	$26,654	—	N/A	—	$330,312
and CFO(3)	2006	$475,000	$120,000	$108,126	$370,238	—	N/A	—	$1,073,364
Through 7/12/07
David Hillman, CAO,	2007	$373,846	$208,333	$112,156	$195,828	—	N/A	—	$890,164
EVP Business	2006	$319,231	$133,333	$57,110	$185,639	—	N/A	—	$695,313
Affairs and GC(4)
Paul Gregrey, EVP -	2007	$370,050	$70,769	$117,547	$260,853	—	N/A	—	$819,219
Sales, Network	2006	$344,237	$48,269	$50,097	$266,190	—	N/A	—	$708,793
Division(5)

(1)	Peter Kosann was employed by CBS Radio pursuant to the terms of the Management Agreement.

(2)	Gary J. Yusko became Chief Financial Officer of the Company on July 16, 2007. He received a $100,000 signing bonus at the time he entered into his employment agreement, of which $22,917 was earned in 2007. Such amount is earned over the first two years of his employment ($4,166.67 per month) and any unearned portion must be repaid if Mr. Yusko breaches his employment agreement.

(3)	Andrew Zaref earned base salary at an annual rate of $450,000 from January 1, 2006 through June 30, 2006 and $500,000 from July 1, 2006 through December 31, 2007. In April 2007, Mr. Zaref received a discretionary bonus of $120,000 for services rendered in 2006. Until his separation from the Company on July 12, 2007, CBS Radio reimbursed the Company for Mr. Zaref’s salary and bonus. Pursuant to the terms of his employment agreement, the Company is continuing to pay Mr. Zaref’s $500,000 annual salary through the end of the term, June 30, 2009. Pursuant to the terms of the Master Agreement with CBS Radio, the Company is responsible for up to one-half (such portion not to exceed $1,000,000) of the severance payments to Messrs. Zaref and Kosann.

(4)	David Hillman earned base salary at an annual rate of $300,000 from January 1, 2006 through March 31, 2006; $325,000 from April 1, 2006 through December 31, 2006; $350,000 from January 1, 2007 through July 15, 2007); and $400,000 from July 16, 2007 through December 31, 2007. In April 2007 and February 2008, Mr. Hillman received a discretionary bonus of $100,000 and $175,000 for services rendered in 2006 and 2007, respectively. He also received a $100,000 retention bonus at the time he entered into the first amendment to his employment agreement effective January 1, 2006, of which $33,333.36 was earned in each of 2006 and 2007. Such amount is earned over the stated three-year term of his initial employment agreement amendment ($2,777.78 per month) and any unearned portion must be repaid if Mr. Hillman leaves the Company prior to the expiration thereof (December 31, 2008). Mr. Hillman’s employment agreement has since been extended to December 31, 2009 which does not impact the retention bonus.

(5)	In April 2007 and February 2008, Mr. Gregrey received a discretionary bonus of $17,500 and $40,000 for services rendered in 2006 and 2007, respectively. Mr. Gregrey received a $100,000 retention bonus at the time he entered into his employment agreement, of which $30,769.20 was earned in each of 2006 and 2007. Such amount is earned over the stated term of his employment ($2,564.10 per month) and any unearned portion must be repaid if Mr. Gregrey leaves the Company prior to the expiration thereof.

(6)	The amounts reported in columns (e) and (f) represent the portion of total value ascribed to all stock and option awards, including those made in prior years, that was expensed by the Company in 2006 and 2007 in accordance with FAS 123R. In accordance with FAS 123R, the Company expenses the estimated fair value of stock based compensation awards over the related vesting period. In the case of restricted stock and restricted stock units, estimated fair value is calculated as the fair market value of the shares on the date of grant. The estimated fair value of stock options is measured on the date of grant using the Black-Scholes option pricing model. For a more detailed discussion of the assumptions used by the Company in estimating fair value, refer to Note 9 (Equity-Based Compensation) of the Notes to the Consolidated Financial Statements. The vesting terms of the stock awards and option awards reported in the table above are described under the table entitled “Grants of Plan-Based Awards in 2007” which appears below.

(7)	Mr. Pattiz receives perquisites which do not exceed $10,000 in the aggregate and accordingly are not described above as permitted by applicable SEC rules. The only perquisites provided by the Company to its other named executive officers in 2006 and 2007 were: (i) for each of Messrs. Kosann and Zaref only parking allowances; (ii) in the case of Mr. Kosann only, a monthly car allowance and (iii) Company “matches” to the contributions made by such individuals to their 401(k) accounts. The Company makes a matching contribution of 25% of all employees’ contributions to their 401(k) Plan in an amount not to exceed 6% of an employee’s salary. Any employee vests in such “Company match” based on his years of service with the Company as follows: 20% for one year of service; 40% for two years of service; 60% for three years of service; 80% for four years of service and 100% for five years of service. Until December 31, 2006, the Company made such matches in Company stock; as of January 1, 2007, the matches are made in cash. None of the perquisites for the Company’s named executive officers exceeded in the aggregate $10,000, except in the case of Mr. Kosann, who received a $500 monthly car allowance and a $500 monthly reimbursement for parking. Accordingly, except for Mr. Kosann, such amounts have not been included above as allowed by applicable SEC rules. Under the terms of his employment agreement, Mr. Pattiz has the right to purchase at any time the Company car he uses at the fair market value as such is reported in the Kelly Blue Book.

GRANTS OF PLAN-BASED AWARDS IN 2007(1)

The following table provides information for awards of stock options, restricted stock and restricted stock units made to each of the Company’s named executive officers during the year ended December 31, 2007.

									All
									Other
									Stock		All Other
									Awards:		Option		Grant
			Estimated Future Payouts						Number		Awards:	Exercise	Date Fair
			Under Non-Equity Incentive			Estimated Future Payouts			of		Number of	or Base	Value of
			Plan Awards			Under Equity Incentive Plan Awards			Shares		Securities	Price of	Stock and
			Thres		Max-	Thres		Max-	of Stock		Underlying	Option	Option
	Grant	Approval	-hold	Target	imum	-hold	Target	imum	or Units		Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($)
(a)	(b)	(b)(7)	(c)	(d)(8)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)(9)

Pattiz(2)	12/3/07	11/28/05									25,000	$1.87	$21,000
	12/3/07	11/28/05							8,333	*			$15,583
Kosann(3)	3/13/07										125,000	$6.17	$315,625
	3/13/07								41,667				$257,085
Yusko(4)	7/16/07	7/10/07									75,000	$5.92	$206,700
	7/16/07	7/10/07							50,000				$296,000
	7/16/07	7/10/07							15,000	+			$88,800
Zaref(5)	3/13/07										75,000	$6.17	$189,375
	3/13/07								25,000				$154,250
Hillman(6)	3/13/07										40,000	$6.17	$101,000
	3/13/07								20,000				$123,400
	7/10/07								15,000	+			$102,000
Gregrey(6)	3/13/07								39,000				$240,630

(1)	All awards disclosed in the table above vest over three years (including all awards made to Mr. Pattiz) commencing on the first anniversary of the grant date, with the exception of the restricted stock awards (15,000 shares) made to each of Messrs. Yusko and Hillman in July 2007 denoted by a “+” in the table above which vest over two years. Awards with an exercise price noted in column (k) are stock options; the award denoted with an asterisk (*) to Mr. Pattiz is a RSU award and all other awards are shares of restricted stock.

(2)	Pursuant to Amendment No. 2 to his employment agreement, effective November 28, 2005, on each December 1 (or subsequent business day if such was not a business day) of his term of employment (from December 1,

2005 through December 3, 2007, since the provision was removed by Amendment No. 3), Mr. Pattiz received an option to purchase 25,000 shares of Common Stock of the Company and 8,333 RSUs (to vest over a three-year period), each pursuant to the terms of the 2005 Plan. Such agreement was approved by the Board on November 28, 2005.

(3)	As described elsewhere in this proxy statement, Mr. Kosann’s employment with the Company terminated on January 3, 2008. Pursuant to an arrangement between Mr. Kosann, CBS Radio and the Company, which was described in a Form 8-K filed with the SEC on July 10, 2007, certain of Mr. Kosann’s unvested equity compensation vested on March 31, 2008.

(4)	On July 16, 2007, Mr. Yusko received 65,000 shares of restricted stock (in two separate awards, one for 15,000 shares and the other for 50,000 shares) and an option to purchase 75,000 shares of Common Stock of the Company in connection with his appointment as CFO on such date. Mr. Yusko’s election was approved by the Board on July 10, 2007.

(5)	As described elsewhere in this proxy statement, Mr. Zaref’s employment with the Company terminated on July 12, 2007. Any unvested equity compensation awarded to Mr. Zaref was forfeited as of the date of his termination.

(6)	March 13, 2007 is the date equity compensation was awarded by the Company to its key employees. On July 10, 2007, Mr. Hillman received 15,000 shares of restricted stock in connection with his appointment as CAO on such date.

(7)	With respect to all awards of equity compensation that was approved on a date other than the grant date, the award was approved in advance of the grant date and the grant date of the award was specified in advance at the time of such approval.

(8)	While no amount has been disclosed above (in accordance with SEC rules), there are target discretionary bonus amounts set forth in each individual’s employment agreement which are described above in the Compensation Discussion and Analysis under the heading “Discretionary Annual Compensation Bonus.”

(9)	The value of the awards disclosed in column (l) represents the total value ascribed to all stock and option awards granted in 2007. In the case of restricted stock and restricted stock units, estimated fair value is calculated as the fair market value of the shares on the date of grant. The estimated fair value of stock options is measured on the date of grant using the Black-Scholes option pricing model. For a more detailed discussion of the assumptions used by the Company in estimating fair value, refer to Note 9 (Equity-Based Compensation) of the Notes to the Consolidated Financial Statements. The vesting terms of the stock awards and option awards are reported below.

The following summary is applicable solely to the equity compensation awarded in 2007 as reported in the table entitled “Grants of Plan-Based Awards in 2007” which appears above.

Vesting

The following terms do not apply to Mr. Pattiz’s equity compensation. For a description of the terms applicable to his awards, see the summary of Mr. Pattiz’s employment agreement under the heading “Employment Agreements” which appears below.

All awards of stock options, restricted stock and RSUs listed in the table “Grants of Plan-Based Awards in 2007” were granted under the 2005 Plan and vest in equal installments over a three-year period, commencing on the first anniversary of the date of grant (with the exception of the awards of 15,000 shares of restricted stock made to each of Messrs. Yusko and Hillman in July 2007 which vest over two years). Upon a participant’s termination, all vested stock options remain exercisable as follows, but in no event later than ten years after the grant date: (i) three years in the event of the participant’s retirement; (ii) one year in the event of the participant’s death (in which case the participant’s estate or legal representative may exercise such stock option) or (iii) three months for any other termination (other than for cause). Under the terms of the 2005 Plan, a participant forfeits any unvested stock options on the date of his termination, however, different terms were negotiated in the employment agreements for Messrs. Pattiz, Beusse and Yusko, which terms are described in more detail below.

When terms such as participant, termination, retirement, cause and change in control are used for purposes of referring to equity compensation, such have the meaning set forth in the 2005 Plan. A “participant” means a recipient of awards under an equity compensation plan (for purposes of this proxy statement, the employee).

Change of Control Provisions

With respect to all equity compensation awards made under the 2005 Plan (or those issued in March 2008 under the 1999 Plan incorporating 2005 Plan terms relating to a change in control), if an employee is terminated without cause during the 24-month period following a change in control, all unvested stock options, restricted stock and RSUs (as described above) shall immediately vest provided an employee is still a participant on that date.

Dividends; Transfer Restrictions; Voting Rights

RSUs and restricted stock accrue dividend equivalents when dividends are paid, if any, on the Company’s Common Stock beginning on the date of grant. Such dividend equivalents are credited to a book entry account, and are deemed to be reinvested in common shares on the date the cash dividend is paid. Dividend equivalents are payable, in shares of Common Stock, only upon the vesting of the related restricted shares. Until the stock vests, shares of restricted stock and RSUs may not be sold, pledged, or otherwise transferred; however, once a grant of such is made, the holder is entitled to receive dividends thereon (as described above). In the case of restricted stock only (i.e., not RSUs), a holder is entitled to vote the shares once he has been awarded such shares. A holder may not vote shares associated with RSUs until the shares underlying such award have been distributed (which occurs upon vesting, unless the RSUs have been deferred as described below).

Right to Defer; Mandatory Deferral in 2005

A participant may elect to defer receipt of his RSUs in which case shares and any dividend equivalents thereon are not distributed until the date of deferment. A decision to defer must be made a minimum of twelve (12) months prior to the initial vesting date and a participant may choose to defer his award until the last vesting date applicable to such award or his date of termination. In 2005, the deferral of equity compensation awards until a participant’s termination was mandatory. Accordingly, the grants made to all directors on May 19, 2005 and the grants made to Mr. Pattiz in December 2005 were deferred until such individual’s termination. Since the 2005 awards, no grants of equity compensation have been deferred.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table sets forth, on an award-by-award basis, the number of shares covered by exercisable and unexercisable stock options and unvested restricted stock and restricted stock units outstanding to each of the Company’s named executive officers as of December 31, 2007.

										Equity
	Option Awards(1)					Stock Awards(2)				Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Payout
				Equity					Awards:	Value of
				Incentive					Number of	Unearned
				Plan				Market	Unearned	Shares,
				Awards:				Value of	Shares,	Units or
		Number of	Number of	Number of			Number of	Shares or	Units or	Other
		Securities	Securities	Securities			Shares or	Units of	Other	Rights
		Underlying	Underlying	Underlying			Units of	Stock	Rights	That
		Unexercised	Unexercised	Unexercised	Option		Stock That	That	That	Have
		Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have	Not
		(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Grant	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)(3)	(i)	(j)

Pattiz (4)	4/29/98	308,000	—	—	$14.07	04/29/08	—	$—	—	$—
	3/10/99	4,000	—	—	12.69	03/10/09	—	—	—	—
	12/1/03	50,000	—	—	30.99	12/01/13	—	—	—	—
	12/1/04	50,000	—	—	23.16	12/01/14	—	—	—	—
	12/1/05	16,667 *	8,333	—	18.27	12/01/15	—	—	—	—
	12/7/05	8,333 *	4,167	—	18.27	12/07/15	—	—	—	—
	12/1/06	8,333	16,667	—	6.57	12/01/16	—	—	—	—
	12/1/07	—	25,000	—	1.87	12/03/17	—	—	—	—
							8,679	17,271	—	—
							4,340	8,637	—	—
							5,587	11,119	—	—
							8,333	16,583	—	—
Kosann	4/30/99	20,000	—	—	$22.57	09/30/09	—	$—	—	$—
	3/8/00	50,000	—	—	32.25	03/08/10	—	—	—	—
	9/28/00	15,000	—	—	20.25	09/28/10	—	—	—	—
	9/20/01	24,000	—	—	21.46	09/20/11	—	—	—	—
	9/25/02	50,000	—	—	35.19	09/25/12	—	—	—	—
	9/30/03	60,000	15,000	—	30.19	09/30/13	—	—	—	—
	10/5/04	45,000	30,000	—	20.50	10/05/14	—	—	—	—
	3/14/05	20,000	30,000	—	20.97	03/14/15	—	—	—	—
	1/3/06	31,250	93,750	—	16.42	01/03/16	—	—	—	—
	3/13/07	—	125,000	—	6.17	03/13/17	—	—	—	—
							35,525	64,725	—	—
							41,788	83,158	—	—
Yusko	7/16/07	—	75,000	—	$5.92	07/16/17	—	$—	—	$—
							15,000	29,850
							50,000	99,500
Zaref		—	—	—	$—	—	—	$—	—	$—
Hillman	9/28/00	600	—	—	$20.25	09/28/10	—	$—
	9/20/01	9,000	—	—	21.46	09/20/11	—	—
	9/25/02	12,000	—	—	35.19	09/25/12	—	—
	9/30/03	9,600	2,400	—	30.19	09/30/13	—	—	—	$—
	10/5/04	18,000	12,000	—	20.50	10/05/14	—	—	—	—
	3/14/05	10,000	15,000	—	20.97	03/14/15	—	—	—	—
	2/10/06	8,425	25,275	—	14.27	02/10/16	—	—	—	—
	3/13/07	—	40,000	—	6.17	03/13/17	—	—	—	—
							13,319	26,505	—	—
							20,063	39,925	—	—
							15,000	29,850	—	—
Gregrey	9/30/99	12,000	—	—	$22.57	09/30/09	—	$—	—	$—
	3/8/00	30,000	—	—	32.25	03/08/10	—	—	—	—
	2/21/01	20,000	—	—	22.06	02/21/11	—	—	—	—
	9/20/01	10,000	—	—	21.46	09/20/11	—	—	—	—
	9/25/02	35,000	—	—	35.19	09/25/12	—	—	—	—
	9/30/03	32,000	8,000	—	30.19	09/30/13	—	—	—	—
	10/5/04	30,000	20,000	—	20.50	10/05/14	—	—	—	—
	5/19/05	6,000	6,000	—	19.93	05/19/15	—	—	—	—
	2/10/06	5,000	15,000	—	14.27	02/10/16	—	—	—	—
							11,684	23,251	—	—
							26,147	52,033	—	—

(1)	The stock options listed in the table above vest as follows:

•	All stock options listed in the above table granted prior to January 1, 2005 (i.e., with an expiration date on or before December 31, 2014) were granted pursuant to the terms of the 1999 Plan and are subject to five-year vesting terms in equal installments, commencing on the first anniversary of the date of grant, except in the case of the third and fourth stock option entries for Mr. Pattiz (expiring on December 1, 2013 and December 1, 2014, respectively), which stock options were modified by a letter agreement dated as of May 25, 2005 and vest over three years in equal installments.

•	All stock options listed in the table above with an expiration date on or after May 19, 2015 were granted pursuant to the terms of the 2005 Plan and vest in equal installments over four years (except for Mr. Pattiz’s stock options which have a three-year vesting term) commencing on the first anniversary of the date of grant.

•	All stock options listed in the table above with an expiration date on or after March 13, 2017 were granted pursuant to the terms of the 2005 Plan (except in the case of the stock options awarded in March 2008 which were granted pursuant to the terms of the 1999 Plan as described elsewhere in this proxy statement) and vest in equal installments over three years commencing on the first anniversary of the date of grant.

(2)	All stock awards listed in the above table were granted pursuant to the terms of the 2005 Plan and are subject to four-year vesting terms commencing on the first anniversary of the date of grant, except for: (x) stock awards issued in 2007 and later, all of which have a three-year vesting term and (y) Mr. Yusko’s and Mr. Hillman’s awards of 15,000 shares of restricted stock awarded in July 2007 which have a two-year vesting term. As discussed elsewhere in this proxy statement, restricted stock granted on February 10, 2006 had an initial vesting date of January 10, 2007 (11 months after the grant date), with subsequent vesting dates tied to the anniversary of the vesting date. The numbers disclosed in column (g) above include all dividend equivalents that have accrued on such shares.
(3)	The value of the awards disclosed in column (h) above is based on a per share closing stock price on the NYSE for the Company’s Common Stock of $1.99 on December 31, 2007 (the last business day of 2007).
(4)	The entries for Mr. Pattiz denoted above by an asterisk (*) represent awards made to Mr. Pattiz in December 2005, which although reported in columns (b) and (g) respectively because such shares have vested, the payment of such shares were deferred at the time of their award until termination (as such term is defined in the 2005 Plan). Included in the above table is an award of 4,167 RSUs and options to purchase 12,500 shares of Common Stock of the Company which Mr. Pattiz was awarded on December 7, 2005, which awards are in addition to the awards he received on December 1, 2005 pursuant to the terms of his employment agreement as discussed above and were also automatically deferred until termination.

OPTIONS EXERCISED AND STOCK VESTED

During the year ended December 31, 2007, none of our named executive officers exercised any stock options. Shares of restricted stock and RSUs previously awarded to them were acquired as follows:

	Options Awards		Stock Awards
	Number of	Value Realized on	Number of Shares	Value Realized on
	Shares	Exercise(1)	Acquired on Vesting	Vesting(1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Pattiz	—	—	2,794 (1)	$5,225 (1)
Kosann	—	—	10,818	$78,322
Zaref	—	—	12,845	$90,733
Hillman	—	—	4,440	$30,725
Gregrey	—	—	3,894	$26,946

(1)	As previously discussed, Mr. Pattiz received two grants of restricted stock in December 2005, which although reported in column (g) of the table entitled “Outstanding Equity Awards at 2007 Fiscal Year-End,” are not reported in the table above because although such shares have vested, such shares have not been acquired by Mr. Pattiz (and thus no value was realized by Mr. Pattiz in 2007) because the receipt of such awards was mandatorily deferred at the time of grant and will not be distributed until Mr. Pattiz’s termination (as such term is defined in the 2005 Plan). If the award had not been deferred, 4,340 shares of restricted stock would have vested in December 2007 and the value of such shares as of December 31, 2007 would have been $8,637 based on a per share closing stock price on the NYSE for the Company’s Common Stock of $1.99 on December 31, 2007 (the last business day of 2007).

PENSION BENEFITS

None of our named executive officers are covered by a pension plan or similar benefit plan that provides for payment or other benefits at, following, or in connection with retirement.

NONQUALIFIED DEFERRED COMPENSATION(1)

Except for Mr. Pattiz, none of our named executive officers are covered by a deferred contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

	Executive	Registrant		Aggregate	Aggregate
	Contributions in	Contributions	Aggregate	Withdrawals/	Balance
	2007	in 2007	Earnings in 2007	Distributions	at 12/31/07
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Pattiz	—	—	$(4,641)	—	$25,908
Kosann	—	—	—	—	—
Zaref	—	—	—	—	—
Hillman	—	—	—	—	—
Gregrey	—	—	—	—	—

(1)	As disclosed above under the heading “Right to Defer; Mandatory Deferral in 2005,” only named executive officers and directors have received RSUs which gives the recipient/participant the right to defer the receipt/payment of the restricted stock underlying such awards. As previously discussed, any RSU awarded in 2005 was automatically deferred by the Company. Beginning in 2006, the decision whether to defer a RSU award was given to participants. Since 2005, no RSU awards have been deferred by any recipient.

Employment Agreements

General

The Company has written employment agreements with each of the named executive officers, the material terms of which are set forth below. These summaries do not purport to be exhaustive and you should refer to the actual agreements for a more detailed description of the terms. As indicated below, all of the employment agreements contain non-competition and non-solicitation provisions which extend after the termination of such agreements for the period indicated below, with the exception of Mr. Pattiz’s agreement which contains no such restrictions except during the Continued Engagement Period (as defined below).

More detailed terms and provisions of equity compensation held by the following named executive officers can be located in the table entitled “Outstanding Equity Awards At 2007 Fiscal Year-End” which appears above. As described above, Mr. Zaref’s employment with the Company ceased on July 12, 2007 and accordingly he is listed in the subsection denoted “Former NEOs”, along with Mr. Kosann, who ceased to be the Company’s CEO on January 8, 2008. As described above, Mr. Beusse became the Company’s CEO on January 8, 2008. Although Mr. Beusse is not a NEO for 2007, he is a NEO for 2008 and accordingly, a summary of his employment agreement is listed below.

Defined Terms: Cause, Good Reason, Change in Control

When terms such as cause, good reason or cause event (for Mr. Beusse only), or change in control (also, an event of change and partial event of change for Mr. Pattiz) are used, for a complete description of such terms, please refer to such NEO’s employment agreement. Generally speaking, with limited exceptions (as with Mr. Pattiz below), NEOs are terminable for cause (referred to as a cause event in the case of Mr. Beusse) if they have: (1) failed, refused or habitually has neglected to perform their duties, breached a statutory or common law duty or otherwise materially breached their employment agreement or committed a material violation of the Company’s internal policies or procedures; (2) been convicted of a felony or a crime involving moral turpitude or engaged in conduct injurious to the Company’s reputation; (3) become unable by reason of physical disability or other incapacity to perform their duties for 90 continuous days; (4) breached a non-solicitation, non-compete or confidentiality provision; (5) committed an act of fraud, material misrepresentation, dishonesty related to his employment, or stolen or embezzled assets of the Company; or (6) engaged in a conflict of interest or self-dealing. Only Mr. Beusse’s employment agreement has a good reason termination, which is described below. When reference is made to a change in control, the 2005 Plan meaning is used, except in the case of Messrs. Pattiz and Beusse as indicated under the heading “Payments upon Change in Control” which appears below.

Mr. Pattiz, Chairman

•	Term expires June 15, 2009; provided, that if the Company does not renew the agreement, Mr. Pattiz will continue as a part-time employee and/or consultant (at the Company’s option) through November 30, 2015;

•	Annual salary of $400,000;

•	Annual grant of an option to purchase 25,000 shares of Common Stock of the Company and 8,333 RSUs on December 1, 2005, December 1, 2006 and December 3, 2007 (such grant right expired on December 3, 2007);

•	In connection with the execution of Amendment 3 to his employment agreement and Mr. Pattiz’s agreement to continue to provide services in connection with the Company’s hiring of a new CEO, Mr. Pattiz received an option to purchase 250,000 shares of Common Stock of the Company that generally will vest in equal one-third increments on January 8, 2009, 2010 and 2011, except in the case of certain termination events as described below (the “2008 Stock Option”);

•	Terminable by Mr. Pattiz upon 90 days’ written notice to the Company (or 30 days in the event of a material breach); Terminable by the Company only in the event of death, permanent and total disability, or for cause upon 90 days’ notice;

•	For purposes of Mr. Pattiz’s employment agreement, “cause” is defined as “willful commission of a material act (which first occurs during the term of the agreement) of fraud or gross misconduct having a material adverse effect upon the Company’s business or competition by Mr. Pattiz in violation of his non-compete or fair competition provision which is not cured within a 90-day period”.

•	If Mr. Pattiz is terminated without cause or if Mr. Pattiz terminates his employment due to an adverse change in his title as Chairman, in each case, prior to January 8, 2009, one-third (1/3) of the 2008 Stock Option (i.e., 83,333 shares underlying the stock option) will vest immediately as of the date of such termination and will be exercisable until ninety days following the earlier of Mr. Pattiz’s voluntary termination of service and November 30, 2015. Upon a change in control, the 2008 Stock Option will become fully vested.

•	The Company will continue to engage Mr. Pattiz as a part-time employee and/or consultant (at the Company’s option) through November 30, 2015, or such earlier time as Mr. Pattiz voluntarily terminates his services with the Company (such period, the “Continued Engagement Period”). Mr. Pattiz’s stock options will continue to vest during the Continued Engagement Period;

•	If any remuneration to Mr. Pattiz in any given year would not be deductible under Code Section 162(m) and would result in non-deductible payments of over $1 million in any one year, such excess would be deferred until the first year payment of such excess amount would not result in non-deductible remuneration of over $1 million in such year.

•	Non-compete: the non-competition and unfair competition provisions of Mr. Pattiz’s employment agreement will cease to apply to Mr. Pattiz upon the earlier of: (x) June 15, 2009 and (y) the effective date of Mr. Pattiz’s termination prior to the expiration of the Term (the “Non-Compete End Date”). During the Continued Engagement Period, Mr. Pattiz’s non-solicitation obligations will be limited to prohibit Mr. Pattiz from soliciting, employing, hiring or engaging employees, consultants and voice talent who are providing services to the Company or its related entities on the Non-Compete End Date.

Mr. Beusse, Chief Executive Officer and President (effective January 8, 2008)

•	Term expires on January 8, 2011;

•	Annual salary of $700,000;

•	Discretionary annual bonus of up to 100% of his annual salary ($700,000) for each of 2008, 2009 and 2010, as determined by the Compensation Committee, provided that Mr. Beusse will receive a minimum annual bonus of not less than $300,000 for 2008;

•	On January 8, 2008, Beusse received options to purchase an aggregate of 1,000,000 shares of Common Stock of the Company in two grants: 500,000 options were granted under the 2005 Plan, the other 500,000 options were issued outside the 2005 Plan as a “material inducement grant” pursuant to NYSE rules;

•	In each of calendar years 2009 and 2010, Beusse shall receive an option to purchase up to 625,000 shares of Common Stock of the Company based on the achievement of performance goals for the prior calendar year;

•	If Mr. Beusse continues to be employed by the Company after the Term, the agreement is terminable by either party upon 90 days’ written notice;

•	Agreement terminates automatically in the event of death; terminable by the Company immediately upon notice of a cause event or upon ten days’ prior written notice in the event of disability; Terminable by Mr. Beusse upon prior written notice (given within 90 days after the event giving rise to the good reason if Company fails to cure within 30 days) to the Company for good reason.

•	For purposes of Mr. Beusse’s employment agreement, “Good Reason” is: (1) a material diminution in his authority, duties or responsibilities or diminution in title, including loss of his directorship; (2) a material diminution in his base salary; (3) any relocation of his principal place of employment beyond 50 miles of its current location; or (4) any material breach of the Company’s obligations under his employment agreement.

•	If terminated by the Company for any reason other than a cause event, or by Mr. Beusse for good reason prior to a change in control, Mr. Beusse will receive, in addition to Accrued Amounts (see next bullet point), continued payment of an amount equal to two times the sum of: (x) his base salary plus (y) $250,000 (i.e., $1,900,000, in the aggregate), payable in equal periodic installments for two years following his termination; and his minimum 2008 bonus ($300,000) to the extent not already paid as of the date of termination.

•	If terminated for a cause event (with the exception of clause (ii) which shall not apply in such instance), death or disability, or if Mr. Beusse terminates without good reason, Mr. Beusse is entitled solely to the following: (i) his base salary prorated to the date of termination; (ii) any annual bonus earned but not yet paid for any completed full calendar year immediately preceding the date of termination; (iii) reimbursement for any unreimbursed expenses properly incurred through date of termination; and (iv) any present entitlement under employee benefit plans and programs (collectively, “Accrued Amounts”).

•	Non-compete: If Mr. Beusse is terminated, for the Restricted Period, Mr. Beusse may not engage in any Restricted Activity. For Mr. Beusse, the “Restricted Period” is a period equal to: (i) the two year period for which he receives severance if he is terminated for a reason other than for a cause event or good reason (i.e., for cause, by Employee without good reason, by death or disability) or (ii) one year from the date of termination if Employee is terminated for a reason other than for a cause event or by Employee for good reason.

Generally speaking, in the case of Messrs. Beusse, Yusko, Hillman and Gregrey, a “Restricted Activity” consists of: (i) providing services to a traffic, news, sports, weather or other information report gathering or broadcast service or to a radio network or syndicator, or any direct or indirect competitor of the Company or its affiliates; (ii) soliciting client advertisers of the Company or its affiliates and dealing with accounts with respect thereto; (iii) soliciting such client advertisers to enter into any contract or arrangement with any person or organization to provide traffic, news, weather, sports or other information report gathering or broadcast services or national or regional radio network or syndicated programming; or (iv) forming or providing operational assistance to any business or a division of any business engaged in the foregoing activities.

Mr. Yusko, CFO and Principal Accounting Officer (effective as of July 16, 2007)

•	Term expires July 16, 2010; If Company fails to provide written notice on or prior to January 15, 2010 of its intention to terminate this Agreement effective July 16, 2010, Employee may elect by written notice to the Company delivered no later than January 31, 2010 to extend the Term through and including July 16, 2011;

•	Annual salary of $450,000, $475,000 and $500,000, respectively for each year of the Term (measured from July 16 to July 15 of each year);

•	Discretionary annual bonus valued at up to (i) $315,000 (2007), (ii) $332,500 (2008) and (iii) $350,000 (beginning in 2009), as determined by the Compensation Committee; provided that Mr. Yusko will receive a minimum discretionary bonus valued at not less than $100,000 for 2007;

•	If the Term is extended through July 16, 2011, the annual salary and discretionary bonus shall not be less than the annual salary and discretionary bonus as of July 15, 2010;

•	Mr. Yusko received $100,000 and 15,000 shares of restricted stock (2 year vesting) as a signing bonus;

•	On July 16, 2007, Mr. Yusko received 50,000 shares of restricted stock and an option to purchase 75,000 shares of Common Stock of the Company;

•	Terminable by the Company for cause at any time upon written notice; Terminable automatically upon Mr. Yusko’s death or loss of legal capacity; terminable by Mr. Yusko if a change of control occurs and Mr. Yusko is no longer the Company’s CFO or a material portion of his executive duties are withdrawn or significantly diminished.

•	In the event of termination without cause, Mr. Yusko will receive his base salary for the remainder of the Term and any unvested portion of the equity compensation awarded to Mr. Yusko in July 2007 (i.e., 65,000 shares of restricted stock and 75,000 stock options) would vest immediately upon the effective date of termination.

•	If Mr. Yusko is terminated for cause or upon death or loss of legal capacity, Mr. Yusko shall be entitled to his base salary through the date of termination and any entitlement under Company benefit plans and programs.

•	Non-compete: If Mr. Yusko is terminated, regardless of cause, the Company may elect, in consideration for $200,000 payable in accordance with the Company’s normal payroll practices, that Mr. Yusko not engage in any Restricted Activity, directly or indirectly, for a period of six (6) months from and after the Term.

Mr. Hillman, Chief Administrative Officer; EVP, Business Affairs and General Counsel

•	Term expires December 31, 2009;

•	Annual salary of $350,000 (through July 15, 2007); $400,000 (effective July 16, 2007); $425,000 (2008) and $450,000 (2009);

•	Retention bonus of $100,000, earned during the period from 1/1/06 to 12/31/08 (subject to repayment in the event of Mr. Hillman’s breach of the employment agreement);

•	Discretionary annual bonus eligibility valued at up to $135,000 (2007) and $150,000 (2008), each in the sole and absolute discretion of the Board of Directors or its Compensation Committee or their designee (none specified for 2009);

•	Management to recommend to the Compensation Committee an equity compensation grant equal to an option to purchase 85,000 shares of Common Stock of the Company (2006) and an option to purchase 75,000 shares of Common Stock of the Company (2007);

•	In connection with his promotion to CAO and execution of the second amendment to his employment agreement, Mr. Hillman received 15,000 shares of restricted stock which will vest in equal one-half increments over a two-year period on July 10, 2008 and 2009;

•	Terminable by the Company for cause at any time upon written notice; Terminable automatically upon Mr. Hillman’s death or loss of legal capacity;

•	If Mr. Hillman continues to be employed by the Company after the Term, the agreement is terminable by either party upon 90 days’ written notice;

•	In the event of termination without cause, Mr. Hillman will receive his base salary for the remainder of the Term and any earned but unpaid discretionary bonus.

•	If Mr. Hillman is terminated for cause or upon death or loss of legal capacity, Mr. Hillman shall be entitled to his base salary through the date of termination and any entitlement under Company benefit plans and programs.

•	Non-compete: If Mr. Hillman is terminated, he may not engage in any Restricted Activity, directly or indirectly, for a period of one year from and after the Term.

Mr. Gregrey, EVP, Network Sales

•	Term expires April 1, 2009;

•	Annual salary of $345,050 (2006); $370,050 (2007); $395,050 (2008) and $420,050 (2009);

•	Retention bonus of $100,000, earned during the period from 1/1/06 to 4/1/09 (subject to repayment in the event of Mr. Gregrey’s breach of the employment agreement);

•	Discretionary annual bonus eligibility valued at up to $250,000 in the sole and absolute discretion of the Board of Directors or its Compensation Committee or their designee, subject to a 10% annual increase at the discretion of management and the Board;

•	Management to recommend to the Compensation Committee an equity compensation grant in 2006 equal to an option to purchase 20,000 shares of Common Stock of the Company and 15,000 shares of restricted stock (not specified for future years);

•	If Mr. Gregrey continues to be employed by the Company after the Term, the agreement is terminable by either party upon 30 days’ written notice;

•	In the event of termination without cause, Mr. Gregrey will receive his base salary for the remainder of the Term and any earned but unpaid discretionary bonus.

•	Terminable by the Company for cause at any time upon written notice; Terminable automatically upon Mr. Gregrey’s death or loss of legal capacity;

•	If Mr. Gregrey is terminated for cause or upon death or loss of legal capacity, Mr. Gregrey shall be entitled to his base salary through the date of termination and any entitlement under Company benefit plans and programs.

•	Non-compete: If Mr. Gregrey is terminated, he may not engage in any Restricted Activity, directly or indirectly, for a period of six months from and after the Term.

Former NEOs (NEOs during 2007, but no longer with the Company)

Mr. Kosann, Chief Executive Officer and President (through January 8, 2008)

Because Mr. Kosann’s employment agreement was with CBS Radio, a summary of his employment agreement is not included in this proxy statement.

Mr. Zaref, EVP and CFO (through July 12, 2007)

Mr. Zaref’s employment with the Company was terminated on July 12, 2007. CBS Radio and the Company have agreed to split equally any severance payments made to Mr. Zaref, subject to the conditions described in the Master Agreement between the parties dated as of October 2, 2007. The following summary sets forth the terms of Mr. Zaref’s employment agreement, as such existed at the time of his termination.

•	Term expires June 30, 2009;

•	Annual salary of $500,000 (effective July 1, 2006 for remainder of Term);

•	Discretionary annual bonus target of $275,000 for 2006 and $350,000 for each calendar year thereafter in the sole and absolute discretion of the Chief Executive Officer, Board of Directors or its Compensation Committee;

•	Management to recommend to the Committee an equity compensation grant equal to 75% of the CEO’s award of equity compensation;

•	Terminable by Mr. Zaref for good reason (which requires 30 days advance notice); Terminable by the Company in the event of death, permanent and total disability or for cause;

•	If Mr. Zaref is terminated for good reason or other than cause, Mr. Zaref will receive his base salary and bonus compensation for the remainder of the Term (bonus compensation forfeitable upon Mr. Zaref’s securing future employment or consulting work); in the case of a good reason termination only, Mr. Zaref will receive medical and dental coverage via COBRA for the Term or until he is eligible for coverage from a third party. In addition, Mr. Zaref is entitled to certain payments if sufficient notice of the Company’s decision not to extend/renew his employment agreement is not provided to Mr. Zaref as further described under “Other” below;

•	CBS Radio reimbursed the Company for Mr. Zaref’s salary and bonus during his employment with the Company under the Management Agreement.

Potential Payments upon Termination or Change in Control

The Company has employment agreements with Messrs. Pattiz and Zaref that require it to make payments upon a change in control as described below. Since Mr. Zaref’s employment has terminated, such provision is no longer applicable. In addition, while Mr. Kosann was employed by CBS Radio, the Company awarded Mr. Kosann discretionary equity compensation during his tenure as President and CEO. Accordingly, the value of the equity compensation payable by the Company upon a termination following a change in control is included below for Mr. Kosann under the heading “Change in Control — All NEOs.” While during Mr. Kosann’s tenure as President and CEO, the Company was not responsible for the payment of Mr. Kosann’s base salary and discretionary bonus, or any other cash payments to Kosann upon his termination or a change of control (except for certain severance payments as described in the Master Agreement), the amounts payable to Mr. Kosann by CBS Radio upon Mr. Kosann’s termination under the terms of his employment agreement with CBS Radio are included herein.

In accordance with SEC requirements, the potential payouts described below upon: (1) termination or change in control, (2) death or disability or (3) termination without cause, assume a termination or change in control on December 31, 2007. Accordingly, because Mr. Kosann was still President and CEO of the Company at such time, the description below includes provisions for Mr. Kosann. Although Amendment No. 3 to Mr. Pattiz’s employment agreement was not effective on December 31, 2007, we have assumed it was for purposes of disclosing the payments to Mr. Pattiz which would be due upon the events described below in order to describe the various scenarios most accurately. However, since Mr. Beusse was not a NEO on December 31, 2007 (not hired until January 8, 2008) he is not included in table or narratives that follow regarding termination payments that would have been due had he been terminated on December 31, 2007. We have included a table setting forth the amounts of various payments for convenience. The table should be reviewed with the narrative that follows for a more complete description of such amounts.

Potential Payments upon Termination or Change in Control Pursuant to Employment Agreements(1)

Name	Termination Scenario	Amount Payable	Equity Compensation(5)

Pattiz	Death/Disability(2)	$537,500	—
	For Cause	Accrued salary/benefits	—
	Without Cause	$583,333	—
	Change in Control (3)(6)	$583,333	$3,000 - Event of Change;
			$1,500 - Partial Event of Change; $146,610 - Change in Control (January 08 award vests; outstanding equity vests upon termination)(6)
Yusko	For Cause; Not Good Reason;
	Death/Disability	Accrued salary/benefits	—
	Without Cause	$989,583	$129,350 (July 07 award vests)
	Change in Control (4)(6)	$989,583	$129,350 (July 07 award vests)
Hillman	For Cause; Not Good Reason; Death/Disability	Accrued salary/benefits	—
	Without Cause	$875,000	—
	Change in Control(6)	n/a	$96,280
Gregrey(7)	For Cause; Not Good Reason;
	Death/Disability	Accrued salary/benefits	—
	Without Cause	$500,062	—
	Change in Control(6)	n/a	$75,284

(1)	As Mr. Beusse was not a NEO on December 31, 2007, he is not included in the table above.
(2)	Only Mr. Pattiz (or his estate) receives a severance payment in excess of accrued salary/benefits in the event of death or disability.
(3)	Mr. Pattiz’s agreement also refers to an event of change and partial event of change in which case certain additional provisions apply. The definition of change in control used in Mr. Pattiz’s agreement is listed below. The foregoing table lists amounts that would be payable on December 31, 2007. For purposes hereof, we have assumed the options granted to Mr. Pattiz on 1/8/08 were granted on 12/31/07 and that he is terminated within 24 months of a change in control.
(4)	Requires that in connection therewith, Mr. Yusko is no longer the Company’s CFO or a material portion of his executive duties are withdrawn or significantly diminished.
(5)	The values ascribed to equity compensation awards and listed in the table above as well as in the paragraphs below relating to payments to NEOs upon different termination events are values from the executive’s perspective, that is to say, stock options only have value if the Company’s stock price increases after the date the stock options are granted, and such value is measured by the increase in the stock price. This is different from the values listed in the compensation tables above (i.e., Summary Compensation Table, Grants of Plan-Based Awards in 2007, Outstanding Equity Awards at 2007 Fiscal Year-End, Options Exercised and Stock Vested) which represent amounts expensed by the Company in accordance with 123R as discussed in the footnotes to such tables.
(6)	As described elsewhere in this proxy statement, pursuant to the terms of the 2005 Plan, the equity compensation of any employee (including NEOs) terminated within 24 months of a change in control will vest immediately upon his/her termination. Except in the case of Mr. Pattiz, all amounts set forth above are payable only upon a change in control if the NEO is terminated within 24 months of such event. In the case of Mr. Pattiz, his 2008 stock option vests upon a change in control (value = $90,000).
(7)	As described elsewhere in this proxy statement, Mr. Gregrey was notified on August 7, 2008 that his employment was being terminated effective April 1, 2009, the date his employment agreement is scheduled to expire.

Payments upon Change in Control

Event of Change — Mr. Pattiz

In Mr. Pattiz’s case, if an event of change (as such term is defined in Section 8.2 of his employment agreement) occurs and the Company terminates either Mr. Pattiz or his employment agreement, Mr. Pattiz shall continue to receive his salary through the end of the term of his employment agreement. In such event, if the event of change did not also constitute a change in control (as such term is defined in Mr. Pattiz’s employment agreement and described below), Mr. Pattiz would be entitled to exercise, immediately upon his election, all of his outstanding options granted in April 1998, which have a value of $3,000 on December 31, 2007 (based on a per share closing stock price on the NYSE for the Company’s Common Stock of $1.99 on December 31, 2007). If Mr. Pattiz had been terminated in connection with an event of change on December 31, 2007, Mr. Pattiz would be entitled to his base salary through June 15, 2009 which in the aggregate equals $583,333 payable in accordance with the Company’s normal payroll practices. In the case of an event of change which does not also constitute a change in control, no other equity compensation would be subject to accelerated vesting.

Partial Event of Change — Mr. Pattiz

If, instead of an event of change, a partial event of change (which occurs if there is a reduction in the per share voting power of the Class B Stock held by Mr. Pattiz, which reduction is not caused by Mr. Pattiz, or agreed to by him as a member of the Board) had occurred, Mr. Pattiz would be entitled, in lieu of the foregoing, to exercise, immediately upon his election one-half of his outstanding stock options granted in April 1998, which would have a value $1,500 on December 31, 2007.

Change in Control — Mr. Pattiz

Under Mr. Pattiz’s employment agreement, upon a change in control, all of his stock options awarded in 2008 vest, which options would have a value of $90,000 on December 31, 2007 (assuming such has been granted on such date, not 1/8/08, and based on a per share closing stock price on the NYSE for the Company’s Common Stock of $1.99 on December 31, 2007). If additionally, Mr. Pattiz were terminated within 24 months of such event, all of his unvested equity compensation would vest, which equity compensation would have a value of $146,610, of which $53,610 would be the value of Mr. Pattiz’s outstanding, unvested RSUs and restricted stock and $93,000 (inclusive of the $90,000 for the 2008 stock award) of which would be the value of Mr. Pattiz’s outstanding, unvested options.

Under Mr. Pattiz’s employment agreement, for purposes of his employment agreement and certain benefits to which he would be entitled to under Section 12 of the 2005 Plan, a “change in control” occurs upon: “the acquisition by any person of 50% or more of the outstanding Common Stock of the Company or any person that controls, is controlled by or is under common control within the Company or other than a Non-Qualifying Business Combination (as defined in his employment agreement). Mr. Beusse’s employment agreement has the same definition.

Change in Control — Mr. Yusko

If, in connection with a change in control (as defined in the 2005 Plan), Mr. Yusko is no longer the Company’s CFO or a material portion of his executive duties are withdrawn or significantly diminished, Mr. Yusko may terminate his employment on 30 days’ written notice by delivering written notice to the Company no later than 30 days after the occurrence of this event. In this event (assuming such occurred on December 31, 2007), Mr. Yusko would receive $989,583 (his base salary through the end of the Term) payable in accordance with the Company’s normal payroll practices, and any unvested portion of the equity compensation awarded to Mr. Yusko in July 2007 (i.e., 65,000 shares of restricted stock and 75,000 stock options) would vest immediately upon the effective date of termination.

Change in Control — All NEOs

If a change in control occurred and any of Messrs. Pattiz, Yusko, Hillman and Gregrey (or Messrs. Kosann and Zaref when employed by the Company) was terminated in connection therewith within a twenty-four month period, each individual’s outstanding unvested options, restricted stock and RSUs granted under the 2005 Plan (or the 1999 Plan if such grants were made in or after March 2008 in accordance with certain terms of the 2005 Plan) would immediately vest. Assuming such change in control and termination occurred on December 31, 2007 (the last business day of the year), the value of the equity compensation payable to each of Messrs. Kosann (who was employed on 12/31/07), Pattiz, Yusko, Hillman and Gregrey would be: $153,853, $146,610 (assuming the options granted to Mr. Pattiz on 1/8/08 were granted on 12/31/07), $129,350, $96,280 and $75,284, respectively. All such values are based on a per share closing stock price on the NYSE for the Company’s Common Stock of $1.99 on December 31, 2007. Of the foregoing values for Messrs. Kosann, Yusko, Hillman and Gregrey, none is ascribed to the stock options held by such individuals as all of the options held by such NEOs are “underwater” (i.e., the exercise price of such stock options exceed the current Common Stock price). Of the NEOs, values for stock options for Mr. Pattiz are $90,000 as he received stock options on January 8, 2008 at an exercise price of $1.63 per share, which are presently in-the-money (i.e., the exercise price of such options is less than the current per share price of the Company’s Common Stock).

Payments upon Disability or Death

As part of the Company’s employment agreement with its named executive officers (or in the case of Mr. Kosann, as part of his employment agreement with CBS Radio), the following terms are in effect in the event of such officer’s disability or death. In the event of death or disability, NEOs would be entitled to the following payments:

•	Mr. Pattiz: In the event of permanent and total disability (including death), Mr. Pattiz (or his estate) will receive his base salary for the following twelve months and 75% of his base salary for the remainder of the term of the agreement. He will continue to receive Company benefits, he will be entitled to exercise his equity compensation as described elsewhere in this proxy statement. Assuming Mr. Pattiz had become disabled on December 31, 2007, Mr. Pattiz would be entitled to: (i) 100% of his 2008 base salary, or $400,000, and (ii) 75% of his 2009 base salary through the end of the term (June 15, 2009), or $137,500, for an aggregate payment of $537,500 payable in accordance with the Company’s normal payroll practices.

•	Messrs. Yusko, Hillman and Gregrey. In the event of their death or disability, each of Messrs. Yusko, Hillman and Gregrey (or their estates in the case of death) are entitled to any accrued and unpaid salary and any then entitlement under employee benefit plans and stock options, subject to reduction for any disability payments made under the Company’s policies.

Former NEOs

When employed at the Company, in the event of his death, Mr. Kosann was entitled to any base salary due and not yet paid through the date of Mr. Kosann’s death.

When employed by the Company, in the event of his death or loss of legal capacity, Mr. Zaref (or his estate) was entitled to such payments as if he were terminated without cause (i.e., his base salary and bonus for the remainder of the term).

Payments upon Termination Without Cause

If any NEO were terminated without cause on December 31, 2007, the following amounts would be payable by the Company (or in the case of Mr. Kosann, CBS Radio):

•	Mr. Pattiz: no provision regarding termination without cause is included in Mr. Pattiz’s employment agreement, however, the Company estimates the amount payable in such event would be base salary through June 15, 2009 in the aggregate amount of $583,333 payable in accordance with the Company’s normal payroll practices;

•	Mr. Yusko: $989,583 (his base salary through July 15, 2010, the end of the stated Term) payable in accordance with the Company’s normal payroll practices and any unvested portion of the equity compensation awarded to Mr. Yusko in July 2007 (i.e., 65,000 shares of restricted stock and 75,000 stock options) would vest immediately upon the effective date of termination. Assuming a termination without cause occurred on December 31, 2007 (the last business day of the year), the value of the equity compensation payable to Mr. Yusko would be $129,350 (based on a per share closing stock price on the NYSE for the Company’s Common Stock of $1.99 on December 31, 2007).

•	Mr. Hillman: $875,000 (base salary through December 31, 2009, the end of the Term) payable in accordance with the Company’s normal payroll practices;

•	Mr. Gregrey: $500,062 (base salary through April 1, 2009, the end of the Term) payable in accordance with the Company’s normal payroll practices; and

•	Mr. Kosann: $650,000 (base salary through December 31, 2008, the end of the Term) payable in accordance with the regular payroll practices of CBS Radio, so long as Mr. Kosann is ready, willing and able to render exclusive services under his employment agreement during such period.

Other

Mr. Zaref (employment terminated on July 12, 2007)

As noted above, Mr. Zaref’s employment with the Company was terminated on July 12, 2007. Accordingly, while we have included the terms which would have been applicable to Mr. Zaref in the case of certain termination scenarios, we have not calculated the payments which would have been due on December 31, 2007 in connection with these events as Mr. Zaref was not employed on December 31, 2007 by the Company.

When the Company employed Mr. Zaref, his employment agreement entitled him to three months of his salary, payable in accordance with the Company’s then current payroll practices, if either: (i) the Company provided Mr. Zaref with notice of its election not to extend or renew his employment agreement and terminated his employment without cause within three months after the stated term or (ii) his employment was terminated for good reason or death or disability less than three months before the end of the stated term, such payment to be made from the date on which the non-renewal notice is given or Mr. Zaref’s employment was terminated, whichever is earlier. If: (A) the Company did not provide a non-renewal notice to Mr. Zaref, (B) Mr. Zaref remained employed through the end of the term (June 30, 2009) and (C) the Company terminated his employment without cause within three months after the stated term, Mr. Zaref was entitled to his base salary for the balance, if any, of the three months after expiration of his term (i.e., until September 30, 2009).

When the Company employed Mr. Zaref, his employment agreement entitled him upon a change in control, to terminate his employment for good reason within 30 days of such event with an effective date not earlier than 30 business days from the date of notice. Mr. Zaref would then be entitled to the payment described above in the summary of his employment agreement. Under Mr. Zaref’s employment agreement, a change in control was defined as any merger, consolidation, dissolution or reorganization of the Company with, or any transfer of all or substantially all of the assets of the Company to, an entity other than CBS Corporation.

As discussed elsewhere in this proxy statement, CBS Radio and the Company have agreed to split equally any severance payments to Messrs. Zaref and Kosann, up to a cap of $1,000,000 for the Company’s contribution, subject to the conditions described in the Master Agreement between the parties.

DIRECTOR COMPENSATION

The following table sets forth the compensation for the Company’s directors who served during the year ended December 31, 2007. Directors who are listed under the heading “former directors” were directors for all or part of 2007, but have since resigned as directors of the Company. The cash compensation listed below reflects the significant activity in 2007 relating to the Company’s new arrangement with CBS Radio, which resulted in the termination of the Management Agreement and the hiring of a new CEO, and the strategic review process which intensified in the latter half of 2007.

						Change in
						Pension
	Fees				Non-Equity	Value and
	Earned or				Incentive	Nonqualified
	Paid in	Stock		Option	Plan	Deferred	All Other
	Cash	Awards		Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)		($)	($)	Earnings	($)	($)
(a)	(b)	(c)(6)		(d)(6)(7)	(e)	(f)	(g)	(h)

Current directors:
Beusse(1)	—	—		—	—	—	—	—
Carnesale	$66,250	$101,503		—	—	—	—	$167,753
Dennis	$163,750	$50,313		$53,458	—	—	—	$267,521
Little	$153,750	$99,792		—	—	—	—	$253,542
Ming	$135,000	$66,563		—	—	—	—	$201,563
Pattiz(3)	—	—		—	—	—	—	—
Smith	$74,375	$221,561	(8)	$53,458	—	—	—	$349,394
Former directors:(4)
Berger(2)	—	—		—	—	—	—	—
Greenberg	$109,375	$101,960		$53,458	—	—	—	$264,793
Lerman(2)	—	—		—	—	—	—	—
Former directors and executive officers:(4)(5)
Hollander(2)	—	—		—	—	—	—	—
Kosann(3)	—	—		—	—	—	—	—

(1)	Mr. Beusse became a director on January 8, 2008 in connection with his appointment as President and CEO. Mr. Beusse will not receive compensation in addition to that specified in his employment agreement for acting as a director.
(2)	As reflected above, as employees of CBS Radio and/or its affiliates, Messrs. Berger and Hollander elected not to receive equity compensation for their services as directors in 2007. Additionally, Mr. Berger and Mr. Hollander elected not to receive cash compensation for their services as directors in 2007. Mr. Lerman received only cash compensation, not equity compensation, for his services as director in 2007.
(3)	As employees of the Company, Mr. Kosann did not, and Mr. Pattiz does not, receive compensation in addition to that specified in their employment agreements for acting as directors. Please refer to the summary compensation table above for a description of such individuals’ compensation as employees.
(4)	Each of the following directors resigned from the Board on the dates herein noted: Mr. Greenberg (June 19, 2008); Mr. Lerman (January 30, 2007); Mr. Hollander (March 30, 2007); Mr. Kosann (January 8, 2008); and Mr. Berger (March 3, 2008).
(5)	Each of Messrs. Hollander and Kosann served as executive officers and directors of the Company.

(6)	The value of stock awards and option awards reported in columns (c) and (d) above is based on the estimated fair value of the underlying instrument in accordance with FAS 123R, and is recognized over the related vesting period. In the case of restricted stock and restricted stock units, estimated fair value is calculated as the fair market value of the shares on the date of grant. The estimated fair value of options is measured on the date of grant using the Black-Scholes option pricing model. For a more detailed discussion of the assumptions used by the Company in estimating fair value, refer to Note 9 (Equity-Based Compensation) of the Notes to the Consolidated Financial Statements. All stock awards reported in the table above were issued under the terms of the 2005 Plan and are subject to three-year vesting periods (subject to immediate vesting upon a participant’s retirement or termination within the 24-month period following a change in control as described elsewhere in this proxy statement). All option awards reported in the table above were issued under the terms of the 1999 Plan, are subject to five-year vesting periods and do not contain accelerated vesting provisions. Because the Company’s 2007 annual meeting of shareholders was delayed, the non-employee directors received their annual grant of $100,000 in value of RSUs on July 12, 2007, instead of May 2007. No director elected to defer the receipt of his RSUs granted in July 2007.
(7)	As depicted in the chart of the Company’s stock price in the Company’s Form 10-K filed with the SEC, the Company’s stock price has declined significantly in recent years. The value of the option awards reported in column (d) above includes stock options granted in earlier years at much higher stock prices, which is reflected in the expense accrual for such options made in 2007 in accordance with FAS 123R.
(8)	The amount set forth for Mr. Smith is significantly greater than that of the other directors because Mr. Smith, age 80, is at an age at which he could retire from the Board.

General.  The Compensation Committee reviews and evaluates compensation for the Company’s non-employee directors (with the exception of Mr. Kosann who did not receive compensation as a director) on an annual basis, in consultation with its outside compensation adviser and the Board prior to making a recommendation to the Board. The Board then considers the recommendation of the Compensation Committee and generally approves such recommendation at the Board meeting held directly after the Company’s annual meeting of shareholders.

Fees.  Directors of the Company who are not officers receive $5,000 per meeting attended for their services as directors and $1,875 per meeting attended for their services as committee members. For the 2007-2008 board term, the Directors of the Company who serve as Chairs of the Audit Committee Compensation Committee, Nominating and Governance Committee and Strategic Review Committee shall receive $15,000, $10,000, $10,000 and $15,000, respectively, for their services as the Chairs of such committees during the 2007-2008 board term.

Equity Compensation:

Annual Grant.  Beginning on May 19, 2005, the date of the Company’s 2005 annual meeting of shareholders, directors of the Company who are not officers receive a mandatory grant of $100,000 in value of RSUs each year, which awards are governed by the terms of the 2005 Plan, which became effective in May 2005. Each grant is made on the date of the Company’s annual shareholder meeting. In addition to the foregoing, newly appointed directors who are not officers receive a mandatory grant of $150,000 in value of RSUs on the date such director is appointed to the Company’s Board. Because the Company’s 2007 annual meeting of shareholders was delayed, in part as a result of then on-going negotiations with CBS Radio relating to the proposed CBS transactions, the directors received, pursuant to Board resolution, their annual grant of $100,000 in value of RSUs on July 12, 2007. The next grant of equity compensation to the directors will be on the date of the annual meeting for which this proxy statement is being circulated.

Dividends; Vesting.  Recipients of RSUs are entitled to receive dividend equivalents on the RSUs (subject to vesting) when and if the Company pays a cash dividend on its Common Stock. RSUs awarded to outside directors vest over a three-year period in equal one-third increments on the first, second and third anniversary of the date of the grant, subject to the director’s continued service with the Company. Directors’ RSUs vest automatically, in full, upon a change in control or upon their retirement, as defined in the 2005 Plan. RSUs are payable to outside directors in shares of the Company’s Common Stock.

Waivers of Compensation

Mr. Kosann did not, and Mr. Pattiz does not, receive any additional remuneration for their services as directors of the Company. Messrs. Berger, Hollander, Lerman, as former directors of the Company who are/were employed by CBS and/or its affiliates, waived their right to cash and equity compensation, with the exception of Mr. Lerman, who received cash compensation only.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee is comprised solely of independent outside directors, Messrs. Ming (prior to June 19, 2008, Greenberg), Dennis and Smith. The Company has no interlocking relationships or other transactions involving any of our Compensation Committee members that are required to be reported pursuant to applicable SEC rules. None of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during the fiscal year ended December 31, 2007. There were no material transactions between the Company and any of the members of the Compensation Committee during the fiscal year ended December 31, 2007.

No member of the Compensation Committee simultaneously served both as a member of the Compensation Committee and as an officer or employee of the Company during 2007. None of the Company’s executive officers serves as a member of the Board or the Compensation Committee, or committee performing an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the annual meeting, holders of Common Stock (including the holders of Preferred Stock on an as-converted basis), voting alone, will elect two independent Class III directors. The Majority Preferred Holders will elect one non-independent member of the Company’s Board of Directors to serve as the Preferred Stock designee as a Class III director. Each Class III director will serve for three-year terms, until their successors are elected and qualified. The Board of Directors has nominated H. Melvin Ming (independent director), Emanuel Nunez (independent director nominated by the Majority Preferred Holders) and Ian Weingarten (Preferred Stock designee) to serve three-year terms ending in 2011. All nominees currently serve as Class III directors of the Company. Unless otherwise indicated on any proxy, the persons named as proxy voters on the enclosed proxy card intend to vote the stock represented by each proxy to elect these nominees. The nominees are willing to serve as directors, but should any or all refuse to or be unable to serve, the named proxy holders will vote for one or more other persons nominated by the Board of Directors.

The election of Messrs. Ming, Nunez and Weingarten will require the affirmative vote of a majority of the votes entitled to be cast and represented in person or by proxy at the meeting. With respect to the election of Messrs. Ming and Nunez, the Common Stock (including the holders of Preferred Stock on an as-converted basis) votes separately as a class and the Class B Stock will not vote. With respect to the election of Mr. Weingarten, the Preferred Stock votes separately as a class and neither the Common Stock or Class B Stock votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF H. MELVIN MING, EMANUEL NUNEZ AND IAN WEINGARTEN AS CLASS III DIRECTORS.

PROPOSAL 2 — SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Action will be taken at the annual meeting to ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP has been the independent registered public accounting firm of the Company since 1984. The Company knows of no direct or material indirect financial interest of PricewaterhouseCoopers LLP in the Company or of any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee. We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice.

Representation of Independent Registered Public Accounting Firm at Annual Meeting

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The affirmative vote of a majority of the Common Stock (including the holders of Preferred Stock on an as-converted basis) and Class B Stock, voting together as a single class, represented in person or by proxy at the annual meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

OTHER MATTERS

The Board of Directors does not intend to bring other matters before the meeting except items required to conduct the meeting. In addition, the Company has not received notice from any shareholder of an intent to present a proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes will vote as recommended by the Board of Directors or, if no recommendation is given, at their discretion.

SOLICITATION

The cost of preparing, assembling, printing and mailing this proxy statement and the accompanying proxy card will be borne by the Company. The Company has requested banks and brokers to solicit their customers who are beneficial owners of Common Stock listed of record in the names of the banks and brokers, and will reimburse these banks and brokers for the reasonable out-of-pocket expenses of their solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of the Company, but no additional compensation will be paid on account of these additional activities. MacKenzie Partners has been retained to solicit proxies and to assist in the distribution of proxy materials. For these services, the Company will pay MacKenzie Partners customary fees not to exceed $3,500, plus reimbursement for expenses.

SHAREHOLDER PROPOSALS FOR 2009

Any shareholder proposal intended for inclusion in the proxy material for the Annual Meeting of Shareholders to be held in 2009 must be received by the Company by April 20, 2009 to be eligible for inclusion in such proxy material. Proposals should be addressed to Gary J. Yusko, Chief Financial Officer, Westwood One, Inc., 40 West 57th Street, 5th Floor, New York, NY 10019. Proposals must comply with the proxy rules of the SEC relating to shareholder proposals in order to be included in the proxy materials. Additionally, the Company’s proxy holders for the Company’s 2009 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal that is presented at such annual meeting but that is not included in the Company’s proxy materials, unless notice of such proposal is received by the Secretary of the Company on or before July 4, 2009.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

In addition to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 included with this proxy statement, we urge you to read the quarterly and current reports and other information we file with the SEC, including, without limitation, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports or other information concerning us filed with the SEC, without charge, by written or telephonic request directed to us at Westwood One, Inc., 40 West 57th Street, 5th Floor, New York, NY 10019, (212) 641-2000, or from the SEC through the SEC’s website at www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 18, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

By Order of the Board of Directors

David Hillman
Secretary

New York, New York
August 18, 2008

C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. X Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2. 1. Election of Class III Directors: For Withhold For Withhold + 01 — H. Melvin Ming 02 — Emanuel Nunez For Against Abstain 2. Ratification of the appointment of the Company’s independent registered public accounting firm PricewaterhouseCoopers LLP. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below IMPORTANT: In signing this proxy, please sign your name or names on the signature line in the same way as indicated on this proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. EACH JOINT OWNER MUST SIGN. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 2 1 A V 0 1 8 8 4 4 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00XMRB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Westwood One, Inc. Proxy for Annual Meeting of Shareholders for Holders of Common Stock THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WESTWOOD ONE, INC. The undersigned shareholder of Westwood One, Inc., a Delaware corporation (the “Company”), hereby appoints Gary J. Yusko and David Hillman as the undersigned’s attorneys, agents and proxies, each with full power of substitution to attend and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on September 22, 2008 at 12:00 p.m., Pacific Time, at the Company’s offices located at 8965 Lindblade Street, Culver City, CA 90232-2689 and any adjournments thereof, and to represent and vote as designated on the reverse side all of the shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting. Whether or not direction is made, this proxy, when properly executed, will be voted as recommended by the Board of Directors or, if no recommendation is given, at the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof. If no choice is specified on the reverse side, the proxy will be voted as to all shares of the undersigned FOR the election of all nominees for directorship listed on the reverse side and FOR proposal 2. The proxies, and each of them, shall have all the powers that the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at the Annual Meeting and hereby ratifies and confirms all that the proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation of this proxy, the proxies are authorized to vote in accordance with their discretion. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card . PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . + A Proposal — The Board of Directors recommends a vote FOR Proposal 1. For Against Abstain 1. Ratification of the appointment of the Company’s independent registered public accounting firm PricewaterhouseCoopers LLP. B Non-Voting Items Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below IMPORTANT: In signing this proxy, please sign your name or names on the signature line in the same way as indicated on this proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. EACH JOINT OWNER MUST SIGN. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01AV 0188443 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + STOCK# 00XMTB

. . PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . Proxy — Westwood One, Inc. Proxy for Annual Meeting of Shareholders for Holders of Class B Stock THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WESTWOOD ONE, INC. The undersigned shareholder of Westwood One, Inc., a Delaware corporation (the “Company”), hereby appoints Gary J. Yusko and David Hillman as the undersigned’s attorneys, agents and proxies, each with full power of substitution to attend and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on September 22, 2008 at 12:00 p.m., Pacific Time, at the Company’s offices located at 8965 Lindblade Street, Culver City, CA 90232-2689 and any adjournments thereof, and to represent and vote as designated on the reverse side all of the shares of Class B Stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting. Whether or not direction is made, this proxy, when properly executed, will be voted as recommended by the Board of Directors or, if no recommendation is given, at the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof. If no choice is specified on the reverse side, the proxy will be voted as to all shares of the undersigned FOR proposal 1. The proxies, and each of them, shall have all the powers that the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at the Annual Meeting and hereby ratifies and confirms all that the proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation of this proxy, the proxies are authorized to vote in accordance with their discretion. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 NNNNNNNNN ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2. 1. Election of Class III Directors: For Withhold For Withhold For Withhold + 01 — H. Melvin Ming 02 — Emanuel Nunez 03 — Ian Weingarten For Against Abstain 2. Ratification of the appointment of the Company’s independent registered public accounting firm PricewaterhouseCoopers LLP. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below IMPORTANT: In signing this proxy, please sign your name or names on the signature line in the same way as indicated on this proxy. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. EACH JOINT OWNER MUST SIGN. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN3 1 A V 0 1 8 8 4 4 5 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Westwood One, Inc. Proxy for Annual Meeting of Shareholders for Holders of Preferred Stock THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WESTWOOD ONE, INC. The undersigned shareholder of Westwood One, Inc., a Delaware corporation (the “Company”), hereby appoints Gary J. Yusko and David Hillman as the undersigned’s attorneys, agents and proxies, each with full power of substitution to attend and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on September 22, 2008 at 12:00 p.m., Pacific Time, at the Company’s offices located at 8965 Lindblade Street, Culver City, CA 90232-2689 and any adjournments thereof, and to represent and vote as designated on the reverse side all of the shares of Preferred Stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting. Whether or not direction is made, this proxy, when properly executed, will be voted as recommended by the Board of Directors or, if no recommendation is given, at the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof. If no choice is specified on the reverse side, the proxy will be voted as to all shares of the undersigned FOR the election of all nominees for directorship listed on the reverse side and FOR proposal 2. The proxies, and each of them, shall have all the powers that the undersigned would have if acting in person. The undersigned hereby revokes any other proxy to vote at the Annual Meeting and hereby ratifies and confirms all that the proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation of this proxy, the proxies are authorized to vote in accordance with their discretion. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.